UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Lyft, Inc.
(Name of Registrant as Specified In Its Charter)
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Letter from our co-founders
LETTER FROM LYFT’S CO-FOUNDERS

This summer, Lyft will celebrate our 10th anniversary. Looking back, the first decade can be divided into two chapters. In Chapter 1, we beat the odds against the competition and overcame attempts to shut us down. In Chapter 2, we made the business profitable — even after the pandemic cut nearly 70% of our rides — by becoming the first in the industry to show a quarterly Adjusted EBITDA profit. Now we’re turning the page to our most exciting chapter yet. In Chapter 3, we plan to scale Lyft into the most impactful modern transportation network.

Profitable Growth
In Q2'21 we reached a key profitability milestone two quarters earlier than we initially expected, with rides still well below pre-pandemic levels. For fiscal year 2021, we posted a full-year profit on an Adjusted EBITDA basis — another first. This effort demanded efficiency gains on every ride and phenomenal execution from the team.

Fundamentally, we are a growth company. Adjusted EBITDA profitability clears the way for us to invest our resources in growth that will allow us to improve people's lives on the largest scale possible.

Network Advantage
A modern transportation network brings today’s fragmented set of transportation services together into one unified customer experience. Today, people have to deal with ten different companies and go through ten different channels to stitch together all of their ground transportation needs. In much the same way you can't use a mobile phone without attaching it to one of the big wireless networks, in the not too distant future it will become impossible to imagine using your car and other modes of transportation without attaching them to a network.

Chapter 3 will be about completing the Lyft Network — connecting rideshare, bikes, scooters, rentals, transit, and even personal vehicles — to maximize value for our customers.

Our singular focus on transportation is a big competitive advantage. It enables us to go deeper within the transportation ecosystem to build experiences that go beyond today’s status quo in every mode. These elevated yet simple experiences strengthen the network. Our continued investments in our marketplace engine and in-house mapping efforts strengthen the network. And our approach of bringing autonomous vehicle providers into our marketplace strengthens the network, both today and into the future.

Our “Y”
Our passion for transportation comes from the fact that it provides us an outsized opportunity to make the world safer; to create economic opportunity; and to reduce our impact on the environment. Roads are safer and lives have been saved, with DUIs in some cities declining as much as 50% since Lyft launched. Over 1 million people earned part of their income on Lyft last year, and 46% of rides start and end in low-income communities. We now estimate that Lyft riders own 6.6 million fewer vehicles today because of rideshare. And as we progress on our path to 100% electric vehicles, every rideshare vehicle on our network that flips from internal combustion to electric has four times the impact of a personal electric vehicle.

This mission is a big commitment, one we couldn’t act on without the continued support of everyone in the Lyft community. As we begin our second decade of this work, we remain diligently focused on reshaping the trillion-dollar annual spend on transportation — and delivering a future that is more affordable, sustainable, and safe.

Onward,
Logan & John

LYFT, INC.
185 BERRY ST., SUITE 5000
SAN FRANCISCO, CALIFORNIA 94107
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 1:30 p.m. Pacific Time on Thursday, June 16, 2022
Dear Stockholders of Lyft, Inc.:
We cordially invite you to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of Lyft, Inc., a Delaware corporation, to be held virtually on June 16, 2022 at 1:30 p.m. Pacific Time. You may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/LYFT2022, where you will be able to listen to the meeting live, submit questions and vote online.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement to act upon the following matters:
1.    The election of three Class III directors to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;
2.    The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
3.    The approval of, on an advisory basis, the compensation of our named executive officers;
4.    To consider and vote upon a stockholder proposal, if properly presented; and
5.    Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on April 22, 2022 as the record date for the Annual Meeting. Only stockholders of record on April 22, 2022 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The accompanying proxy statement and our annual report can be accessed by visiting: www.virtualshareholdermeeting.com/LYFT2022. You will be asked to enter the 16-digit control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.
We appreciate your continued support of Lyft.
By order of the Board of Directors,
Logan Green
Co-Founder, Chief Executive Officer and Director
San Francisco, California
April 29, 2022

LYFT, INC.
PROXY STATEMENT
FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 1:30 p.m. Pacific Time on Thursday, June 16, 2022
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders of Lyft, Inc., a Delaware corporation (the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held virtually on June 16, 2022 at 1:30 p.m. Pacific Time. You may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/LYFT2022, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 29, 2022 to all stockholders entitled to vote at the Annual Meeting. The proxy materials and our 2021 annual report can be accessed by following the instructions in the Notice.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You are being asked to vote on:
•the election of three Class III directors to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;
•a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
•a proposal to approve, on an advisory basis, the compensation of our named executive officers;
•a stockholder proposal regarding a report disclosing certain lobbying expenditures and activities, if properly presented at the Annual Meeting; and
•any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•“FOR” the election of each Class III director nominee named in this proxy statement;
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
•“AGAINST” the stockholder proposal regarding a report disclosing certain lobbying expenditures and activities.

Who is entitled to vote?
Holders of our Class A and Class B common stock as of the close of business on April 22, 2022, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 339,959,214 shares of our Class A common stock outstanding and 8,602,629 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal, and each share of Class B Common Stock is entitled to 20 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the votes of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. “Plurality” means that the three nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.
•Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022, requires the affirmative “For” vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of at least a majority of the voting power of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining named executive officer compensation.
•Proposal No. 4: The stockholder proposal regarding a report disclosing certain lobbying expenditures and activities, if properly presented at the Annual Meeting, requires the affirmative vote of at least a majority of the voting power of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•by Internet prior to the Annual Meeting at www.virtualshareholdermeeting.com/LYFT2022, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 15, 2022 (have your Notice or proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 15, 2022 (have your Notice or proxy card in hand when you call);
•by completing and mailing your proxy card (if you received printed proxy materials); or
•by attending the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/LYFT2022, where you may vote and submit questions during the meeting (please have your Notice or proxy card in hand when you visit the website).
Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the virtual Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•entering a new vote by Internet or by telephone;
•completing and returning a later-dated proxy card;
•notifying the Secretary of Lyft, Inc., in writing, at Lyft, Inc., 185 Berry St., Suite 5000, San Francisco, California 94107; or
•attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of stockholders, which we believe provides the opportunity for participation by a broader group of stockholders while reducing the environmental impact and the costs associated with in-person meetings. Stockholders of record and street name stockholders with a legal proxy from their broker, bank or other nominee will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/LYFT2022, which will allow such stockholders to submit questions during the meeting and vote shares electronically at the meeting.
We designed the format of the virtual Annual Meeting to ensure that our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. The virtual format facilitates stockholder attendance and participation by enabling stockholders to participate fully and equally from any location around the world. During the meeting, you will have the ability to submit questions real-time via the virtual meeting website, with a limit of one question per stockholder. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to our business operations will be answered.
To participate in the Annual Meeting, you will need the control number included on your Notice, proxy card or the instructions that accompanied your proxy materials to attend the Annual Meeting. The Annual Meeting webcast will begin promptly at 1:30 p.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:15 p.m. Pacific Time, and you should allow ample time for the check-in procedures.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Elaine Paul, our Chief Financial Officer, and Lindsay Llewellyn, our General Counsel and Secretary, have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 29, 2022 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:
Lyft, Inc.
Attention: Investor Relations
185 Berry St., Suite 5000
San Francisco, California 94107
Tel: (844) 250-2773
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2023 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 30, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Lyft, Inc.
Attention: Secretary
185 Berry St., Suite 5000
San Francisco, California 94107
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2023 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
•not earlier than February 13, 2023 and
•not later than March 15, 2023.
In the event that we hold the 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2023 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•the 90th day prior to the 2023 annual meeting of stockholders; or
•the 10th day following the day on which public announcement of the date of the 2023 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
Our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors. Our board of directors consists of nine directors, seven of whom qualify as “independent” under the listing standards of the Nasdaq Global Select Market (“Nasdaq”). We have a classified board of directors, consisting of three classes with three directors, each serving staggered three-year terms.
The following table sets forth the names, ages as of March 31, 2022, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

Directors with Terms expiring at the Annual Meeting/Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Prashant (Sean) Aggarwal(1)(2)	III	56	Board Chair	2016	2022	2025
Ariel Cohen(2)	III	46	Director	2021	2022	2025
Mary Agnes (Maggie) Wilderotter(1)	III	67	Director	2018	2022	2025
Continuing Directors
Logan Green	I	38	Chief Executive Officer, Co-Founder and Director	2007	2023
Ann Miura-Ko(3)	I	45	Director	2010-2013, 2016	2023
David Risher(3)	I	56	Director	2021	2023
John Zimmer	II	38	President, Co-Founder and Vice Chair	2010	2024
Valerie Jarrett(1)(3)	II	65	Director	2017	2024
David Lawee(2)	II	56	Director	2017	2024
_________________________________
(1)Member of our Audit Committee.
(2)Member of our Compensation Committee.
(3)Member of our Nominating and Corporate Governance Committee.

Nominees for Director
Sean Aggarwal. Mr. Aggarwal has served as our Board Chair since January 2019 and as a member of our board of directors since February 2016. Since March 2016, Mr. Aggarwal has served as the Chief Executive Officer of Soar Capital, LLC, where he focuses on investments in early-stage technology companies. From November 2011 to February 2015, Mr. Aggarwal served as the Chief Financial Officer at Trulia, Inc., an online real estate company. From June 2008 to October 2011, Mr. Aggarwal served as the Vice President of Finance at PayPal, Inc., an online payments company. From March 2003 to May 2008, Mr. Aggarwal worked at eBay Inc. in various finance roles including as Vice President of Finance. Prior to eBay Inc., Mr. Aggarwal served as Director of Finance at Amazon.com, Inc., an e-commerce company. Mr. Aggarwal started his career in investment banking with Merrill Lynch, Pierce, Fenner & Smith Incorporated, a financial services company. Mr. Aggarwal currently serves as a member of the board of directors of Arlo Technologies, Inc., a home security company. In addition, in the past five years, he served on the board of directors of Yatra Online, Inc., an online travel company. Mr. Aggarwal holds a Master of Management from Northwestern University, Kellogg School of Management.

Mr. Aggarwal was selected to serve on our board of directors because of his significant operational experience as an executive with technology companies, and his deep understanding of finance, financial reporting, strategy, operations and risk management.
Ariel Cohen. Mr. Cohen has served as a member of our board of directors since March 2021. Since May 2015, Mr. Cohen has served as the Chief Executive Officer and Co-Founder of TripActions, Inc., a corporate travel management and payments platform. From April 2013 to May 2015, Mr. Cohen served as Vice President, Product Management at Jive Software, Inc., a provider of social business software. From May 2012 to April 2013, Mr. Cohen served as the Chief Executive Officer and Co-Founder of StreamOnce, Inc., a business multimedia integration platform which was acquired by Jive Software, Inc. From December 2010 to May 2012, Mr. Cohen served as Senior Director, Product Management at Jive Software, Inc. Prior to Jive Software, Inc., Mr. Cohen served in various senior roles at Hewlett-Packard Company, a multinational information technology company. Mr. Cohen holds a B.A. in Economics from The College of Management Academic Studies (Colman) and an E.M.B.A. from Northwestern University, Kellogg School of Management in partnership with Tel Aviv University.
Mr. Cohen was selected to serve on our board of directors because of his operational experience and technical expertise as a founder and executive of multiple technology companies, as well as his experience in senior leadership positions in product management.
Maggie Wilderotter. Ms. Wilderotter has served as a member of our board of directors since May 2018. Ms. Wilderotter has served as the Chief Executive Officer and Chairman of the Grand Reserve Inn, a luxury resort and vineyard, since August 2016. From November 2004 to April 2016, Ms. Wilderotter served in a number of roles at Frontier Communications Corporation, a public telecommunications company, including as Executive Chairman of the board of directors from April 2015 to April 2016, Chairman and Chief Executive Officer from January 2006 to April 2015, and President, Chief Executive Officer and a director from 2004 to 2006. Ms. Wilderotter currently serves on the public board of directors of Costco Wholesale Corporation, a wholesale retailer, DocuSign, Inc., a digital transaction management services company, and Sana Biotechnology, Inc., a biotechnology company. Ms. Wilderotter also serves on the private boards of Tanium Inc., a software technology company; Sonoma Biotherapeutics, Inc., a biotechnology company, TripActions, Inc., a corporate travel management and payments platform, and Legends Hospitality, LLC, a hospitality and operations company. In addition, she has served on many corporate boards, and in the past five years, was a public director of Cadence Design Systems, Inc., an electronic design automation software and engineering services company, Juno Therapeutics, Inc., a biopharmaceutical company, and Hewlett Packard Enterprise Company (HPE), an enterprise information technology company. Ms. Wilderotter holds a B.A. in Economics from the College of the Holy Cross and two honorary degrees from Stevens Institute of Technology and the University of Rochester.
Ms. Wilderotter was selected to serve on our board of directors because of her significant public company leadership experience as a board member and an officer, as well as her experience in senior leadership positions in the areas of operations, finance, sales, marketing and technology.

Continuing Directors
Logan Green. Mr. Green is a co-founder of Lyft and has served as our Chief Executive Officer and as a member of our board of directors since our founding. Prior to co-founding Lyft, Mr. Green created the first car-share program at the University of California, Santa Barbara and served on the Board of the Santa Barbara Metropolitan Transit District. Mr. Green currently serves as a member of the board of directors of eBay Inc., an online marketplace and payments company. Mr. Green holds a B.A. in Business Economics from the University of California, Santa Barbara.
Mr. Green was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and as a co-founder.

Ann Miura-Ko. Dr. Miura-Ko served as a member of our board of directors from June 2010 to May 2013 and has rejoined and served as a member of our board of directors since June 2016. Dr. Miura-Ko co-founded and has served as a Partner at Floodgate Fund, LP, a venture capital firm, since May 2008. Dr. Miura-Ko currently serves on the boards of directors of a number of privately-held companies. Dr. Miura-Ko holds a B.S. in Electrical Engineering from Yale University and a Ph.D. in Quantitative Modeling of Computer Security from Stanford University.
Dr. Miura-Ko was selected to serve on our board of directors because of her extensive experience in the venture capital industry, technical expertise and knowledge of technology companies.
David Risher. Mr. Risher has served as a member of our board of directors since July 2021. Mr. Risher co-founded Worldreader, a non-profit organization, and has served as its Chief Executive Officer since November 2009 and as Board President since March 2010. Prior to Worldreader, Mr. Risher served as Senior Vice President, US Retail at Amazon.com, Inc. an e-commerce company. Prior to joining Amazon, he served as a General Manager at Microsoft Corporation, a software company. Mr. Risher currently serves on the boards of directors of a number of privately-held and non-profit companies. Mr. Risher holds a B.A. in Comparative Literature from Princeton University, an M.B.A. from Harvard Business School and an honorary Ph.D. from Wilson College.
Mr. Risher was selected to serve on our board of directors because of his operational and leadership experience as a founder and executive, as well as his experience in senior leadership roles at scaled technology companies.
John Zimmer. Mr. Zimmer is a co-founder of Lyft and has served as our President since March 2013, our Vice Chair since January 2019, and as a member of our board of directors since June 2010, and previously served as our Chief Operating Officer from July 2008 until March 2013. Prior to co-founding Lyft, Mr. Zimmer served as an analyst in real estate finance at Lehman Brothers Holdings Inc., which was a global financial services firm. Mr. Zimmer holds a B.S. in Hotel Administration from Cornell University.
Mr. Zimmer was selected to serve on our board of directors because of the perspective and experience he brings as our President and as a co-founder.
Valerie Jarrett. Ms. Jarrett has served as a member of our board of directors since July 2017. Ms. Jarrett has served as Chief Executive Officer of the Barack Obama Foundation since October 2021 and a Distinguished Senior Fellow at the University of Chicago Law School since January 2018. Ms. Jarrett served as president of the Barack Obama Foundation from December 2020 to October 2021 and as a Senior Advisor to the Barack Obama Foundation from April 2017 to December 2020. From January 2008 to January 2016, Ms. Jarrett served as Senior Advisor to the President of the United States, where she oversaw the Office of Public Engagement and Intergovernmental Affairs and chaired the White House Council on Women and Girls. Prior to joining the administration of the President of the United States, Ms. Jarrett served in various senior positions, including Chief Executive Officer of The Habitat Company, a Chicago real estate development and management firm. She previously was Deputy Chief of Staff for the Mayor of Chicago, served as Commissioner of the Chicago Department of Planning and Development, and chaired the Chicago Transit Board. Ms. Jarrett currently serves as Chairperson of the board of directors of Civic Nation, a non-profit organization, and serves on the boards of directors of Ralph Lauren Corporation, a premium lifestyle products company, Walgreens Boots Alliance, Inc., a retail and wholesale pharmacy company, Sweetgreen, Inc., a retail restaurant business, Ariel Investments, LLC, a private investment company and the Barack Obama Foundation. In addition, in the past five years, she served on the board of directors of 2U, Inc., an education technology company. Ms. Jarrett holds a B.A. from Stanford University and a J.D. from the University of Michigan Law School.
Ms. Jarrett was selected to serve on our board of directors because of her broad experience in public policy.
David Lawee. Mr. Lawee has served as a member of our board of directors since November 2017. Mr. Lawee has served as the Founder and General Partner of CapitalG, a growth equity fund backed by Alphabet Inc., the parent company of Google LLC, or Google, a global technology company, since January 2013. Prior to CapitalG, Mr. Lawee served as Google’s Vice President, Marketing and later as Google’s Vice President, Corporate Development. Prior to joining Google, Mr. Lawee co-founded numerous companies, including Xfire, Inc., an online gaming company which was acquired by Viacom Inc., and Mosaic Venture Partners, a venture capital firm. Mr. Lawee currently serves on the boards of directors of a number of privately held companies. Mr. Lawee holds a B.A. in Philosophy from the University of Western Ontario, an M.B.A from the University of Chicago and a B.C.L. from McGill University.
Mr. Lawee was selected to serve on our board of directors because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Director Independence
Our Class A common stock is listed on the Nasdaq Global Select Market. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time after the completion of such company’s initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, our board of directors has determined that Messrs. Aggarwal, Lawee, Cohen, and Risher, Mses. Jarrett and Wilderotter, and Dr. Miura-Ko do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships, Related Party and Other Transactions.”

Board Leadership Structure
We believe that the structure of our board of directors and its committees provides strong overall management of our company. Our board of directors has determined that it is in the best interests of the Company at this time to maintain the Board Chair and Chief Executive Officer positions separately. The board of directors believes that having an outside, independent director serve as Board Chair is the most appropriate leadership structure, as this enhances its independent oversight of management and the Company’s strategic planning, reinforces the board of directors’ ability to exercise its independent judgment to represent stockholder interests and strengthens the objectivity and integrity of the board of directors. Moreover, we believe an independent chairperson can more effectively lead the board of directors in objectively evaluating the performance of management, including the performance of the chief executive officer, and guide it through appropriate board governance processes.
Only independent directors serve on and chair the audit committee, the compensation committee and the nominating and governance committee of our board of directors. As a result of the board of directors’ committee system and majority of independent directors, the board of directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates, and corporate governance programs.

Board Meetings and Committees
During our fiscal year ended December 31, 2021, our board of directors held seven meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
Although our Corporate Governance Guidelines do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend.
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee consists of Mses. Wilderotter and Jarrett and Mr. Aggarwal, with Ms. Wilderotter serving as Chairperson, each of whom meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Each member of our audit committee also meets the financial literacy requirements of the listing standards of Nasdaq. In addition, our board of directors has determined that each of Ms. Wilderotter and Mr. Aggarwal is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended ("Securities Act"). Our audit committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and overseeing performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;
•reviewing our financial statements and our critical accounting policies and estimates;
•reviewing the adequacy and effectiveness of our internal controls;
•developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;
•reviewing our policies on risk assessment and risk management;
•overseeing compliance with our code of business conduct and ethics;
•overseeing our corporate political contributions and lobbying activities;
•reviewing related party transactions; and
•pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our audit committee is available on our website at https://investor.lyft.com/corporate-governance. During 2021, our audit committee held ten meetings.

Compensation Committee
Our compensation committee consists of Messrs. Aggarwal, Lawee, and Cohen, with Mr. Lawee serving as Chairperson, each of whom meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Our compensation committee is responsible for, among other things:
•reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our CEO;
•administering our equity compensation plans;
•reviewing, approving, and administering incentive compensation and equity compensation plans;
•overseeing and monitoring our strategies, initiatives and programs related to human capital management; and
•reviewing and approving our overall compensation philosophy.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our compensation committee is available on our website at https://investor.lyft.com/corporate-governance. During 2021, our compensation committee held six meetings.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Dr. Miura-Ko, Ms. Jarrett and Mr. Risher with Dr. Miura-Ko serving as Chairperson, each of whom meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Mr. Risher was appointed to the nominating and corporate governance committee in connection with his appointment to the board of directors in July 2021, at which time Mr. Lawee resigned from the committee. Our nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating, and selecting, or making recommendations to our board of directors regarding nominees for election to our board of directors and its committees;
•developing and overseeing the annual evaluation of the performance of our board of directors and of individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•overseeing our corporate governance practices;
•considering and making recommendations to our board of directors regarding, or take action with respect to, our social responsibility, environmental and sustainability matters; and
•developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter for our nominating and corporate governance committee is available on our website at https://investor.lyft.com/corporate-governance. During 2021, our nominating and corporate governance committee held five meetings.

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See the section titled “Certain Relationships, Related Party and Other Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. Although our board of directors does not have a formal written diversity policy with respect to the evaluation of director candidates, in its evaluation of director candidates, our nominating and corporate governance committee will consider factors including, without limitation, issues of character, integrity, judgment, potential conflicts of interest, other commitments and diversity, and with respect to diversity, such factors as gender, race, ethnicity and experience, area of expertise, as well as other individual qualities and attributes that contribute to the total diversity of viewpoints and experience represented on the board of directors. Nominees must also have the highest personal and professional ethics and integrity and the ability to assist and support our management team based on proven achievement and leadership in the companies or institutions with which they are affiliated. Director candidates must understand the fiduciary responsibilities that are required of a member of our board of directors and have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of directors and committee responsibilities. Members of our board of directors are expected to prepare for, attend and participate in all board of directors and applicable committee meetings. Our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Our nominating and corporate governance committee also considers the above factors and other factors as it oversees the annual board of directors and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations and Nominations to the Board of Directors
Our nominating and corporate governance committee will consider director candidates recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or legal department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our capital stock, a signed letter from the candidate confirming willingness to serve on our board of directors and any additional information required by our amended and restated bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our General Counsel at Lyft, Inc., 185 Berry St., Suite 5000, San Francisco, California 94107. To be timely for the 2023 annual meeting of stockholders, nominations must be received by our Secretary observing the same deadlines for stockholder proposals discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors? – Stockholder Proposals.”

Communications with the Board of Directors
Interested parties wishing to communicate with non-management members of our board of directors may do so by writing and mailing the correspondence to our General Counsel at Lyft, Inc., 185 Berry St., Suite 5000, San Francisco, California 94107. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our General Counsel or legal department, in consultation with appropriate members of our board of directors as necessary, will review and, if appropriate, forward all incoming stockholder communications to the appropriate member or members of our board of directors, or if none is specified, to our Board Chair (this excludes mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material).
This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors? – Stockholder Proposals.”

Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at https://investor.lyft.com/corporate-governance. We will post amendments to our Code of Business Conduct and Ethics or any waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website or in filings under the Exchange Act.
Our board of directors conducts an annual evaluation of the performance of individual directors, the board as a whole, and each of the board’s standing committees, including an evaluation of the qualifications of individual members of the board of directors and its committees. The results of the evaluation and any recommendations for improvement are provided orally to our board of directors and the other standing committees of the board either by the Board Chair or a member of our legal team.

Board Diversity Matrix
The following matrix summarizes voluntary disclosure of diversity characteristics of our board of directors:

Board Diversity Matrix (As of April 29, 2022)
Total Number of Directors		9
	Female	Male	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	0
Part II: Demographic Background
African American or Black	1	0	0
Asian	1	1	0
White	1	3	0
Two or More Races or Ethnicities	0	1	0
LGBTQ+		0
Did Not Disclose Demographic Background		1
ESG Board Oversight Framework
Our board assesses and evaluates our overall environmental, social, and governance (“ESG”) strategy and how ESG integrates into our long-term strategy. At the committee level, our nominating and corporate governance committee is primarily responsible for oversight of our ESG matters, including communications with stockholders and other stakeholders, such as overseeing our annual ESG report, reviewing the composition of our board to ensure the necessary skills are represented to oversee ESG risks and opportunities, and educating our board on relevant ESG matters. Our compensation committee oversees ESG matters relating to our management and talent, including evaluating how our executive compensation programs incentivize our ESG goals, considering how our culture contributes to our ESG efforts, and oversight of risks and goals related to human capital generally. Our audit committee oversees ESG matters relating to disclosures, compliance, controls and risk management relating to financial matters as discussed below. Our board receives reports from the committees on these ESG matters and considers them in the context of our overall ESG risk management, messaging, and disclosures.
Our ESG report has been published annually since 2020 and we also regularly publish inclusion and diversity reports, economic impact reports and other reports that show our impact on our communities, all of which are published through our investor relations website.

Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, legal and compliance, cybersecurity, and financial risks, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our company is exposed, as well as foster a corporate culture of integrity. Consistent with this approach, our board regularly reviews our risks in the context of discussions with management, question and answer sessions, and reports from the management team at each regular board meeting. Our board also receives regular reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions.

In addition, our board has tasked its designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s guidelines and policies with respect to risk assessment and risk management pertaining to financial, accounting and tax matters, internal control over financial reporting, disclosure controls and procedures, legal and regulatory compliance. Our audit committee further oversees our initiatives related to cybersecurity, including prevention and monitoring. Our audit committee also reviews the Company’s risk management framework and programs, as well as the framework by which management discusses the Company’s risk profile and risk exposure with the board and its committees. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices, the independence of the board, potential conflicts of interest, and social responsibility, environmental and sustainability initiatives. These committees provide regular reports on the Company’s risk management efforts to the full board.
Our board of directors believes its current leadership structure supports the risk oversight function of the board.

Director Compensation
In January 2019, our board of directors adopted, and our stockholders approved, a compensation policy for our non-employee directors (“Outside Director Compensation Policy”) that became effective upon the effective date of our registration statement in connection with our initial public offering (“IPO”). This policy was developed with input from our independent compensation consultant, Pay Governance LLC (“Pay Governance”), regarding practices and compensation levels at the same group of peer companies used for executive compensation comparisons (which was the same peer group that we use for executive compensation purposes), and is intended to attract, retain, and reward non-employee directors.
We believe our Outside Director Compensation Policy provides our non-employee directors with reasonable and appropriate compensation that is commensurate with the services they provide and is competitive with the compensation paid by our peer group companies to their non-employee directors. Additional information on the peer group for fiscal 2021 can be found in the section titled “Comparative Market Data (Peer Group)” on page 33 of this proxy statement.
For 2021, our compensation paid to our non-employee directors consisted of an annual cash retainer for membership on the board of directors, additional cash retainers based on their Committee/Chair responsibilities, and an annual equity award in the form of RSUs as described in greater detail below.
In March 2022, our board of directors reviewed and approved an amendment to our Outside Director Compensation Policy, which was developed in consultation with Pay Governance, to allow our non-employee directors to voluntarily elect to receive their quarterly cash fees in fully vested restricted stock units (“RSUs”). This amendment is effective beginning in the third quarter of 2022.

Cash Compensation
Non-employee directors are entitled to receive the following annual cash fees:

Board/Committee	Chair ($)(1)	Member ($)	Lead Outside ($)(1)
Board	90,000	40,000	65,000
Audit Committee	25,000	10,000	n/a
Compensation Committee	20,000	8,500	n/a
Nominating and Corporate Governance Committee	11,000	5,000	n/a

(1)	The annual cash fees for the Chair of the board of directors and Lead Outside Director are inclusive of the $40,000 annual cash fee payable as a non-employee member of the board of directors.

Each non-employee director who serves as the chair of a committee shall receive only the annual cash fee as the chair of the committee, and not the annual cash fee as a member of that committee. Also, there are no per-meeting fees for attending board of directors or committee meetings. Cash compensation is paid quarterly in arrears on a prorated basis.

Equity Compensation
Initial Award
Each new non-employee director who joins our board of directors is eligible to receive a grant of RSUs at the time of the director’s appointment with a grant date fair value (determined in accordance with GAAP) equal to $260,000 multiplied by the fraction obtained by dividing (i) the number of full months during the period beginning on the date the person first becomes a non-employee director and ending on the one-year anniversary of the date of the then-most recent annual meeting of our stockholders (the “Initial Award Vesting Period”), by (ii) 12, rounded to the nearest whole share (the “Initial Award”). The Initial Award will vest in equal installments quarterly over the remaining company-wide quarterly vesting dates occurring during the period beginning on the date that is three months following the date the award is granted and ending on the last day of the vesting period, or, if earlier, on the day before the annual meeting of our stockholders that follows the grant date of the award, subject to the non-employee director continuing to provide services to us through the applicable vesting date. If an individual was a member of our board of directors and also an employee, becoming a non-employee director due to termination of employment will not entitle them to an Initial Award.
Annual Award
Each of our non-employee directors is eligible to receive an annual grant of RSUs with a grant date fair value (determined in accordance with GAAP) equal to $260,000 (the “Annual Award”). Each Annual Award will be granted on the date of our annual meeting of stockholders with one-quarter vesting on each of the first four company-wide quarterly vesting dates occurring after the grant date, except that the fourth quarterly vesting date will occur no later than the day before the next annual meeting of our stockholders, subject to the non-employee director’s continued service to us through the applicable vesting date.
On June 17, 2021, the day of our 2021 annual meeting of stockholders, each non-employee director, except Mr. Risher who joined our board of directors on July 9, 2021, received his or her Annual Award under the terms of the policy.
Change in Control
In the event of a “change in control” (as defined in our 2019 Plan), each non-employee director’s then-outstanding company equity awards granted under the non-employee director compensation policy will fully vest, immediately prior to the consummation of the change in control, provided that the non-employee director continues service to us through such date.

Other Non-employee Director Compensation and Expense Reimbursement Policies
Limit on Board Compensation
The Outside Director Compensation Policy includes a maximum annual limit of $1 million on the combined value of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year (excluding any amounts received for services as an employee or as a consultant). For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with GAAP).

Deferred Compensation
Non-employee directors can elect to defer the delivery of the settlement of RSUs issued under our Outside Director Compensation Policy pursuant to the terms of properly submitted deferral elections made in accordance with our Outside Director Compensation Policy.
Stock Election
Subject to any limits under the Outside Director Compensation Policy, and beginning with the cash fees payable for services provided in the third quarter of 2022, each non-employee director may elect to convert any cash compensation that they would otherwise be entitled to receive under our Outside Director Compensation Policy into an award of RSUs. If the non-employee director makes a valid election in accordance with the Outside Director Compensation Policy, each such award of RSUs will be granted on the 20th day following the last day of the fiscal quarter for which the cash compensation otherwise would be paid under the Outside Director Compensation Policy, will be fully vested on the grant date and will cover a number of shares equal to (A) the aggregate amount of cash compensation otherwise payable to the non-employee director on that date divided by (B) the closing price per share as of the grant date.
Stock Ownership Guidelines
In March 2019, our board of directors adopted stock ownership guidelines establishing a minimum share ownership requirement for our non-employee directors. These guidelines provide that, within five years of becoming subject to these guidelines (thus, by 2024 for members of the board of directors as of March 2019), our non-employee directors must hold shares of our common stock (or vested, but unsettled or deferred RSUs) with a value equal to five times their annual base cash retainer (currently 5x $40,000, or $200,000). The stock ownership guidelines do not apply to any non-employee director who elects not to receive compensation. All of our non-employee directors, except Messrs. Cohen and Risher who joined our board of directors in 2021 and have at least 4 years to comply, were in compliance with the stock ownership guidelines as of December 31, 2021.
Director Education and Other Expense Reimbursement
Each of our non-employee directors is eligible for reimbursement for up to $10,000 per two-year period for documented director education expenses related to service on the board of directors or its committees. We also reimburse our non-employee directors for reasonable, customary, and documented travel expenses related to the board of directors or committee meetings as well as up to $5,000 per year for membership fees or other expenses related to membership in an association related to such non-employee director’s service to the board of directors or any of its committees.

Non-Employee Director Compensation Table for Fiscal 2021
Our directors who also serve as executive officers, Messrs. Green and Zimmer, did not receive any additional compensation for their services as directors for the year ended December 31, 2021. The compensation received by Messrs. Green and Zimmer as employees for the year ended December 31, 2021 is set forth in the “Summary Compensation Table” on page 43 of this proxy statement.
The following table provides information regarding the compensation received for services rendered to us by our non-employee directors for the year ended December 31, 2021:

Name	Fee Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sean Aggarwal	108,500	260,014		368,514
Ariel Cohen	36,779	303,339		340,118
Valerie Jarrett	55,000	260,014	41	315,055
David Lawee	62,622	260,014		322,636
Ann Miura-Ko	51,000	260,014		311,014
David Risher	21,522	238,318		259,840
Maggie Wilderotter	65,000	260,014		325,014

(1)	Represents a partial year of the board of directors and committee cash compensation for Messrs. Cohen and Risher as they were appointed during 2021. Messrs. Cohen and Risher were appointed to our board of directors in March and July of 2021, respectively.

(2)	Represents the grant date fair value of the RSUs calculated in accordance with ASC Topic 718. The grant date fair value was calculated based on the closing price of our Class A common stock on the date of grant or, if the grant date was not a trading day, the closing price on the last market trading day prior to the date of grant. For Mr. Cohen, reflects the grant date fair value of $43,325 for his Initial Award and the grant date fair value of $260,014 for his Annual Award. For Mr. Risher, the amount shown reflects the grant date fair value of his Initial Award. For all other non-employee directors, the amounts shown reflect the grant date fair value of their Annual Award.
(3)	Reflects Lyft Pink membership benefits.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2021:

Name	Grant Date(1)		Number of Shares of Stock or Units (#)
Sean Aggarwal	6/17/2021		2,210
Ariel Cohen	6/17/2021		2,210
Valerie Jarrett	6/17/2021	(2)	2,210
David Lawee	6/17/2021	(2)	2,210
Ann Miura-Ko	6/17/2021		2,210
David Risher	7/9/2021	(3)	2,645
Maggie Wilderotter	6/13/2018	(4)	629
	6/17/2021		2,210

(1)	Unless otherwise indicated, 25% of shares of our Class A common stock underlying the RSUs vest on each of the first four quarterly vesting dates occurring after May 20, 2021, except that the fourth quarterly vesting date shall occur no later than the day prior to the date of the annual meeting, subject in each case to continued service with us through the vesting date. Quarterly vesting dates are February 20, May 20, August 20, and November 20.

(2)	Ms. Jarrett and Mr. Lawee each elected to defer the settlement (payment of vested shares) of their respective 2021 Annual Awards in accordance with our Outside Director Compensation Policy.

(3)	This award will vest and settle in three equal quarterly installments beginning on November 20, 2021, subject to continued service with Lyft on the vesting date.

(4)	The RSUs vested upon the satisfaction of both a time-based vesting condition and a performance-based vesting condition. The performance-based vesting condition was satisfied upon the effectiveness of the registration statement in connection with our IPO. The time-based vesting condition was satisfied as to 1/16th of the total number of shares of our Class A common stock underlying the RSUs on the vesting commencement date, and is satisfied as to an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the non-employee director’s continued service with us through each vesting date. In the event of a “change in control,” 100% of the then-unvested RSUs immediately vest.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of nine members. We have a classified board of directors consisting of three classes with three directors, each serving staggered three-year terms.
At each annual meeting of stockholders, directors of our board of directors shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved Sean Aggarwal, Ariel Cohen and Maggie Wilderotter as nominees for election as directors at the Annual Meeting. If elected, Messrs. Aggarwal and Cohen and Ms. Wilderotter will serve as directors until the 2025 annual meeting of stockholders and until his or her successor is duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the relevant experiences, qualifications, attributes, and skills of each nominee that led our board of directors to recommend that person as a nominee for director, please see the section titled “Board of Directors and Corporate Governance.” Each of Messrs. Aggarwal and Cohen and Ms. Wilderotter has consented to being named as a nominee in the proxy statement and to continue to serve as a director, if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy.
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of each of Messrs. Aggarwal and Cohen and Ms. Wilderotter. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
Each director is elected by a plurality of the votes of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. “Plurality” means that the two nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2022. During our fiscal year ended December 31, 2021, PwC served as our independent registered public accounting firm.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PwC, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services billed to our company by PwC for our fiscal years ended December 31, 2020 and 2021.

	2020	2021

Audit Fees(1)	$6,707,980	$6,571,088
Audit-Related Fees(2)	385,263	—
Tax Fees(3)	—	—
All Other Fees(4)	900	900
Total Fees	$7,094,143	$6,571,988
______________________
(1)Audit Fees consisted of fees incurred for services rendered for the annual audit and quarterly reviews of the Company’s consolidated financial statements, audits required by public company regulation, professional consultations with respect to accounting issues, registration statement filings and issuance of consents and similar matters.
(2)Audit-Related Fees primarily consists of due diligence services to support periodic mergers and acquisition activities.
(3)Tax Fees include the aggregate fees billed for services rendered for tax compliance, research and development, tax advice, and tax planning.
(4)All Other Fees include the aggregate fees for compliance-related services and access to online accounting and tax research software applications.
Auditor Independence
In making its recommendation to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2022, our audit committee has considered whether services other than audit and audit-related services provided by PwC are compatible with maintaining the independence of PwC and has determined that PwC is independent.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit services and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the registered public accounting firm's independence. All services provided by PwC for our fiscal years ended December 31, 2020 and December 31, 2021 were pre-approved by our audit committee in accordance with the policy.
Vote Required
The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the Nasdaq Stock Market and rules and regulations of the Securities and Exchange Commission (“SEC”). The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. With respect to Lyft’s financial reporting process, Lyft’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Lyft’s consolidated financial statements. Lyft’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of Lyft’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Lyft’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited financial statements with management and PwC;
•discussed with PwC the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with PwC its independence.
Based on the audit committee’s review and discussions referred to in the bulleted list above, the audit committee recommended to the board of directors that the audited financial statements be included in Lyft’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2021 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Maggie Wilderotter (Chair)
Sean Aggarwal
Valerie Jarrett
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. In 2020, we held our first Say-on-Pay vote and we currently hold our Say-On-Pay vote annually with the next Say-on-Pay vote to occur at our 2023 annual meeting of stockholders.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Philosophy,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion and other related disclosure.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
STOCKHOLDER PROPOSAL REGARDING
A REPORT DISCLOSING CERTAIN LOBBYING EXPENDITURES AND ACTIVITIES
The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue NW, Washington DC 20001, has given notice of its intention to present the proposal below at the Annual Meeting and has represented that, as of January 4, 2021, it had continuously held shares of our Class A common stock with a value of at least $2,000 for at least one year, has continuously maintained a minimum investment of least $2,000 from such date through the date of its proposal, and intends to continue to hold at least $2,000 of such securities through the date of the Annual Meeting. The proposal and the proponent’s supporting statement appear below.
The board of directors opposes adoption of the proposal and asks stockholders to review our opposition statement, which follows the proponent’s proposal and supporting statement.
Proposal and Supporting Statement by Stockholder Proponent
WHEREAS, we believe in full disclosure of Lyft Inc.’s direct and indirect lobbying activities and expenditures to assess whether Lyft’s lobbying is consistent with its expressed goals and shareholder interests.
RESOLVED, shareholders request the preparation of a report, updated annually, disclosing the following information:
1.Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications;
2.Payments by Lyft used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient;
3.Lyft’s membership in and payments to any tax-exempt organization that writes and endorses model legislation;
4.Description of the decision-making process and oversight by management and the Board for making payments described in sections 2 and 3 above.
For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Lyft is a member.
Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.
The report shall be presented to the Audit Committee and posted on Lyft’s website.
Supporting Statement
Lyft spent $3,990,000 on federal lobbying from 2018 – 2020. Lyft lobbies extensively at state level, where disclosure is uneven or absent. Lyft has attracted scrutiny for its multi-year, multimillion dollar lobbying campaigns over worker classification in states like California and New York.1
Companies can give unlimited amounts to third party groups that spend millions on lobbying and undisclosed grassroots activity. These groups may be spending “at least double what’s publicly reported.”1 Lyft fails to disclose its
1 https://jacobinmag.com/2021/05/uber-lyft-gig-workers-new-york-democrats-independent-contractor-legislation.

memberships in, or payments to, trade associations and social welfare groups (SWGs), or amounts used for lobbying. Lyft belongs to the Consumer Technology Association and NetChoice, which together spent $10,700,000 on lobbying for 2019 and 2020. Lyft fails to disclose payments to SWGs that lobby, like the Americans for Tax Reform.2
We are concerned Lyft’s undisclosed third-party payments are used for undisclosed grassroots lobbying. Lyft has made contributions to community groups that write favorable op-eds as “one facet of a multimillion-dollar lobbying campaign aimed at fighting regulations.”3
We believe Lyft’s lack of disclosure presents reputational risks when its lobbying contradicts company public positions or takes controversial positions. Lyft’s lobbying has been compared to the tobacco industry.4 Lyft says it prioritizes racial equity, but civil rights groups charge that gig companies do not offer opportunities for communities of color so much as deepen the desperation of workers who have been excluded from stable employment.5
Board of Directors’ Statement in Opposition
We believe it is important to be active participants in the political process on issues relevant to our business and the wider Lyft community. Lyft is subject to extensive regulation at the federal and state levels. Legislation can have an immediate and important effect on our business. That’s why we responsibly engage on topics like driver independence, portable benefits, and sustainability. We also promote our core values through the political process, engaging on issues like race and equity, and access to healthcare. We work with other parties when necessary and are members of various trade associations to protect our stakeholders’ interests.
We comply with all applicable laws and regulations. We make prudent political contributions and focused lobbying expenditures — but only where permitted by law. These contributions and lobbying activities are highly regulated, and often include significant disclosure obligations at the federal and state level. Lyft makes these disclosures public and more: to increase transparency for our stockholders, we posted a Summary of our Political Activities Policy on our investor relations website in the fall of 2021.
We have strong oversight practices in place to manage this important work. Our board of directors believes existing disclosures already provide a high level of transparency to the general public and our stockholders. Specifically, the Company files:
•quarterly reports with the U.S. House of Representatives and the U.S. Senate disclosing overall federal lobbying expenses, the specific legislative and regulatory issues that were the subject of the Company’s federal lobbying efforts, the houses of Congress and federal agencies lobbied by the Company, and the names of those individuals lobbying on behalf of the Company. These reports are publicly available on websites hosted by the U.S. House of Representatives, the U.S. Senate, and the Federal Election Commission; and
•regular, publicly available reports with state and local agencies that disclose the Company’s state and local lobbying activities according to pertinent state and local laws and regulations.
We do not believe additional disclosures requested by this proposal are warranted or valuable. Additional disclosure might put Lyft at a competitive disadvantage by revealing new business strategies and priorities to competitors or others working on the other side of our issues or against the interests of our community. Disclosing detailed payments to trade associations may also be misleading. Membership is not necessarily indicative of our position on any particular issue and comes with the understanding that we may not always agree with all of the positions of the associations or other members.
2 https://www.atr.org/uber-and-lyft-drivers-want-remain-independent-contractors-biden-labor-chief-says-they-should-be.
3 https://themarkup.org/news/2021/06/17/uber-and-lyft-donated-to-community-groups-who-then-pushed-the-companies-agenda.
4 https://www.theguardian.com/commentisfree/2020/sep/11/why-uber-and-lyft-are-taking-a-page-out-of-big-tobaccos-playbook-in-labor-law-battle.
5 https://www.vice.com/en/article/88nqd4/the-gig-economys-business-model-is-a-racial-justice-issue.

Finally, in light of the fact that much of our lobbying activities are publicly disclosed as required by law, assembling a separate lobbying disclosure report is not an effective or prudent use of the Company’s resources and, accordingly, would not be in the best interests of the Company or our stockholders.
For the reasons set forth above, we believe that the adoption of the proposal is unnecessary, would not provide any meaningful benefit to stockholders, and is not in the best interests of the Company, our stockholders or the wider Lyft community.
Vote Required
The approval of this proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING A REPORT DISCLOSING CERTAIN LOBBYING EXPENDITURES AND ACTIVITIES.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2022. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Logan Green	38	Chief Executive Officer and Co-Founder
John Zimmer	38	President, Co-Founder and Vice Chair
Elaine Paul	54	Chief Financial Officer
Ashwin Raj	51	Head of Rideshare
Kristin Sverchek	39	President of Business Affairs
For Messrs. Green’s and Zimmer’s biographies, see “Continuing Directors.”
Elaine Paul. Ms. Paul has served as our Chief Financial Officer since January 2022. From July 2019 to December 2021, Ms. Paul served as Chief Financial Officer and Vice President of Finance at Amazon Studios, a division of Amazon.com, Inc., an e-commerce company. Prior to Amazon Studios, Ms. Paul served as Chief Financial Officer at Hulu, LLC, a streaming service company, from November 2013 to July 2019. She served in various senior positions, including as Senior Vice President, Corporate Strategy, Business Development and Technology at The Walt Disney Company, a global entertainment company, from 1994 to 2013. Ms. Paul holds a B.A. with Distinction in Economics and History from Stanford University and an M.B.A. from Harvard Business School.
Ashwin Raj. Mr. Raj has served as our Head of Rideshare since August 2021. He previously served as our interim Head of Rideshare from March 2021 to August 2021, and from May 2017 to March 2021, he served in various roles including as our Vice President, Payments and Customer Platform. From September 2014 to April 2017, Mr. Raj served as the Director, Amazon Payments North America at Amazon.com, Inc., an e‐commerce company. From October 2002 to August 2014, Mr. Raj worked at Visa Inc., a global payments technology company, in various roles including as Vice President, Global Innovation and Strategic Partnerships and Vice President, Global Mobile Products. Mr. Raj holds a B.E. in Electrical and Electronics Engineering from Anna University, an M.S. in Biomedical Engineering from the University of Tennessee, Health Science Center, and an M.B.A. from Harvard Business School.
Kristin Sverchek. Ms. Sverchek has served as our President of Business Affairs since November 2021. She previously served as our General Counsel from November 2012 to October 2021 and as our Secretary from October 2015 to October 2021. From January 2009 to November 2012, Ms. Sverchek served as an Associate and then Partner at Silicon Legal Strategy, P.C., a law firm. From September 2007 to December 2008, Ms. Sverchek served as an Associate at Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, a law firm. Ms. Sverchek holds a B.A. in Molecular and Cell Biology from the University of California, Berkeley and a J.D. from the University of California, Hastings College of Law.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis summarizes our compensation philosophy, objectives and structure for the Named Executive Officers (“NEOs”) listed below.
•Logan Green, Chief Executive Officer, Co-Founder and member of our board of directors
•John Zimmer, President, Co-Founder and Vice Chair
•Kristin Sverchek, President of Business Affairs
•Ashwin Raj, Head of Rideshare
•Brian Roberts, former Chief Financial Officer(1)
(1)Mr. Roberts resigned as an employee effective December 1, 2021, and Elaine Paul was appointed as our Chief Financial Officer effective January 4, 2022. Mr. Green served as our Principal Financial Officer between December 1, 2021 and January 4, 2022.
Executive Summary
Our approach to executive compensation reflects our goals of attracting and retaining the most dynamic, innovative and skilled talent in a highly-competitive San Francisco Bay Area market. Our employees and executives are critical to our long-term goals of revolutionizing transportation, improving people’s lives and delivering value to stockholders. Our executive compensation design program reflects the highly competitive environment in which we seek to recruit and retain talent against both start-ups and larger, well-established technology companies. To accomplish our goals, we strive to maintain a simple, fair and easy to understand executive compensation program that provides total compensation opportunities informed by our competitive market, but tailored to account for the specific needs and responsibilities of each position as well as the unique qualifications of each executive and his or her contribution to our business.
For 2021, the primary components of the compensation paid to our NEOs continued to be base salary and equity. As with the previous years, 2021 base salaries for all of our NEOs were set at $450,000. In an effort to temporarily reduce cash costs while navigating the impact of the COVID-19 pandemic in 2020, we decreased the base salaries of our NEOs by 30%, with the exception of Mr. Raj who was not a part of our Executive Leadership Team in 2020 and had a 20% reduction of his base salary at that time, for a three-month period in which base salaries of all of our salaried employees were temporarily reduced. In September 2021, after we announced the achievement of positive Adjusted EBITDA profitability for the second quarter in 2021, all of our employees, including our NEOs, who had their base salary temporarily reduced in 2020 received a one-time cash bonus equal to 105% of the reduction amount. In 2021, we continued our practice of not having a formal cash bonus program. As a result, total cash compensation for our NEOs is well below competitive rates among our peer companies, which supports our near-term objective of controlling cash costs and achieving continued profitable growth. Our more limited cash compensation opportunities are balanced by the emphasis we place on equity compensation, which supports our objective of delivering long-term stockholder value and aligning the interests of our NEOs with those of our stockholders.
Equity awards make up the vast majority of our NEOs’ compensation and the realized value of these awards is directly linked to our stock price. We believe that these awards provide a significant incentive for our NEOs to drive growth in our business and create long-term value for our stockholders. 2021 annual equity awards granted to our NEOs except our Co-Founders were in the form of time-based RSUs that vest over multiple years. Our Co-Founders, who last received equity awards prior to our IPO in 2017 received equity awards in a combination of time-based RSUs and performance-based RSUs, as further described in the section titled “2021 Executive Compensation - 2021 Founder Equity” on page 34 of this proxy statement.

In addition to her 2021 annual equity award, Ms. Sverchek received two equity awards in the form of RSUs upon her promotion to President of Business Affairs in November 2021. These additional RSU awards were granted in lieu of an annual equity award for 2022. Further information on the equity awards granted to our NEOs in 2021 can be found in the section titled “2021 Executive Compensation - Special Equity” on page 35 of this proxy statement.
The table below shows the 2021 pay mix between annualized base salaries and the grant date fair values of equity awards granted in 2021 to our NEOs that are set forth in the “Summary Compensation Table” on page 43 of this proxy statement.

Name	Base Salary (%)	Equity (%)
Logan Green	3.2	96.8
John Zimmer	3.2	96.8
Kristin Sverchek	4.3	95.7
Ashwin Raj	6.1	93.9
Brian Roberts	6.2	93.8

Determining Executive Compensation
Role of Board, Compensation Committee and its Advisors
The Compensation Committee is responsible for recommending to the board of directors the total compensation for our NEOs. The Compensation Committee considers the scope and complexity of each executive’s role and impact to our business, market data, individual performance as well as the recommendations from Mr. Green (except with respect to the compensation payable to himself and Mr. Zimmer), and makes recommendations to the board of directors for approval. The individual performance evaluation is typically conducted in the fourth quarter of each year prior to setting the compensation for the following year, and for Mr. Green specifically, the board of directors assesses CEO performance across the Company's core values including leadership, customer experience, talent development, and ability to create an inclusive environment. The board of directors also considers feedback gathered in connection with a 360-performance review that takes into account alignment with our values. The board of directors considers the Compensation Committee’s recommendations as well as these same factors in approving compensation for the NEOs.
The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. The Compensation Committee engaged Pay Governance, a leading independent compensation consulting firm to serve as its independent compensation consultant. Pay Governance provides consulting services to more than 10% of the S&P 500 and has been retained by the Compensation Committee since 2017. Pay Governance advises our Compensation Committee on general marketplace trends in executive compensation, makes or reviews proposals for executive compensation programs, recommends peer companies for inclusion in competitive market analyses of compensation and otherwise advises the Compensation Committee with regard to how our compensation practices compare with those of other companies. Pay Governance does not provide any services to Lyft other than as directed by the Compensation Committee. The Compensation Committee has assessed the independence of Pay Governance taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable listing standards of the Nasdaq, and concluded that there are no conflicts of interest regarding the work that Pay Governance performs for the Compensation Committee and that Pay Governance satisfies the independence standards under Nasdaq.

Role of Management
Our Chief People Officer reviews our executive compensation practices against our peer companies and provides input to Mr. Green on market levels of compensation. Based on his review of each executive’s performance, input from our Chief People Officer and Pay Governance, Mr. Green provides the Compensation Committee and the board of directors with compensation recommendations for all of our NEOs other than himself and Mr. Zimmer.
Comparative Market Data (Peer Group)
In making its recommendation to the board of directors on compensation arrangements for our NEOs, the Compensation Committee reviews market data for executive compensation using relevant published survey data as well as compensation data from the proxy statements of our peer group, discussed below.
Each year our Compensation Committee reviews, with assistance from Pay Governance and input from management, the current compensation peer group and selection criteria used for determining the peer group. While the Compensation Committee believes there is value in understanding market practices for similarly-sized public companies, the Compensation Committee also recognizes that we are a relatively new public company, with a transformative business model. In addition, we compete in the highly-competitive San Francisco Bay Area market for executive, engineering and other key talent against both start-ups and larger, well-established technology companies. The Compensation Committee targeted U.S. publicly traded technology companies based on the following targeted selection criteria when identifying companies to include in the peer group:

Criteria	Detail
Revenue	Approximately 40% to 250% of Lyft’s revenue
Market Capitalization	Approximately 25% to 400% of Lyft’s market cap
Growth	Annual revenue growth > 15%
Headcount	0.33x to 3.0x of Lyft’s headcount
Maturity	Preference for companies that have completed their IPOs in the last three to five years
Location	Preference for companies principally located in the San Francisco Bay Area
Using the criteria described above, the Compensation Committee approved the following 17 companies as the peer group for fiscal 2021:

Autodesk, Inc.	Okta, Inc.	Splunk Inc.	Uber Technology, Inc.
Block, Inc. (fka Square, Inc.)	Palo Alto Networks, Inc.	Spotify Technology S.A.	Workday, Inc.
Dropbox, Inc.	Pinterest, Inc.	Tripadvisor, Inc.
eBay Inc.	ServiceNow, Inc.	Twilio Inc.
Grubhub Inc.	Snap Inc.	Twitter, Inc.

In July 2021, the Compensation Committee revised the peer group for fiscal 2022 to exclude ServiceNow and Square due to size and Grubhub due to its acquisition by Just Eat Takeaway, and to add DoorDash and Zillow based on the selection criteria described above. The fiscal 2022 peer group was used by the Compensation Committee and board of directors in connection with the approval of the additional RSU awards to Ms. Sverchek in November 2021 in relation to her promotion to President of Business Affairs.

Stockholder Advisory Vote
Our stockholders have an opportunity to cast an advisory vote to (i) approve our NEOs’ compensation and (ii) approve the frequency of the vote to approve the NEOs’ compensation. At the 2021 annual meeting, our stockholders overwhelmingly voted in favor of our compensation program and disclosures related to our NEOs’ compensation. We believe that the results of this vote affirm our stockholders’ support of our approach to executive compensation. We will consider the results from 2022 and future years’ stockholder advisory votes on our NEO’s compensation when making decisions about our executive compensation program.
2021 Executive Compensation
Base Salary
We use base salary to provide a fixed amount of compensation for our NEOs in exchange for their services rendered. Since 2019, we have aligned base salaries of all our NEOs at $450,000 per year for each NEO after considering market data for their positions. This approach is designed to create internal equity among our management team with respect to an NEO’s fixed compensation. Consistent with our emphasis on long-term incentives, our practice is to make distinctions between roles, responsibilities and contributions through equity awards.
Base salaries of our NEOs remained at $450,000 in 2021.
Repayment of 2020 Salary Reduction
In September 2021, the NEOs received a one-time cash bonus equal to 105% of the amount of the base salary reduction they had in 2020. The formula for determining these NEO one-time cash bonuses and their payment terms were the same as the one-time cash bonuses paid to our other salaried employees who experienced a salary reduction in 2020 and remained employed with us in September 2021. We believed it was important to pay these bonuses to all of our eligible salaried employees, including our NEOs, in recognition of their contributions to helping us navigate the impact of the COVID-19 pandemic on our business. The actual salaries and the one-time cash bonuses paid to our NEOs during 2021 are set forth in the “Summary Compensation Table” on page 43 of this proxy statement.
Annual Equity
We differentiate compensation levels among our NEOs through equity compensation. We believe that emphasizing equity compensation for our NEOs encourages them to have a long-term focus since the value of their equity compensation depends on the performance of our stock over multiple years. Equity compensation also aligns with the interests of our NEOs and those of our stockholders by enabling our NEOs to participate in the long-term appreciation of the value of our stock. Additionally, equity compensation provides an important tool for us to compete in the competitive talent market and to retain our NEOs, as awards are subject to vesting over a multi-year period and require continued service with the Company. The size of annual equity awards was determined by the Compensation Committee and board of directors after consideration of the market data as well as the scope of responsibilities of each NEO and his or her impact on our business.
2021 Founder Equity
In February 2021, the Compensation Committee, upon delegation from the board of directors, approved RSU and performance-based RSU (“PSU”) awards for our Co-Founders, Messrs. Green and Zimmer (collectively, “2021 Founder Awards”). Prior to the 2021 Founder Awards, the last equity awards granted to our Co-Founders occurred in 2017.

The Compensation Committee, in consultation with Pay Governance, the Compensation Committee’s independent compensation consultant, considered many factors in determining whether to grant the 2021 Founder Awards and the size and terms of the award, including the ratio between RSUs and PSUs, including each Co-Founder’s equity ownership in the company and the amount his equity ownership interests were unvested as of the date of grant, the estimated value of his equity ownership interests, market data for similarly situated executives at peer companies with an emphasis on equity value, Co-Founder parity, their past and expected future contributions to us, and the Compensation Committee’s desire to provide meaningful incentives for each Co-Founder to continue to drive the growth of our business over the long-term.
The portion of the 2021 Founder Awards granted in the form of RSUs to each Co-Founder vests in equal quarterly installments over three years, subject to the Co-Founder’s continued service with us.
The portion of the 2021 Founder Awards granted in the form of the PSUs to each Co-Founder is eligible to vest if the closing price of our Class A common stock is $100.00 or more for any 60-consecutive trading-day period during a performance period commencing February 21, 2021 and ending on February 20, 2024. This 60-day measurement period was designed to reward Messrs. Green and Zimmer only if we achieved sustained growth in our stock price. If this stock price goal is achieved, the PSU award will vest in full on the last day of the performance period or, if later, the next quarterly vesting date following the date the Compensation Committee determines the stock price goal was met, subject to the Co-Founder’s continued service with us through the quarterly vesting date (the “Co-Founder PSU Vesting Date”). This vesting design is intended to encourage retention even if our stock price goal is achieved before the end of the performance period. None of the PSU portion of the 2021 Founder Awards has vested.
The 2021 Founder Awards are entitled to special rights on change in control and termination as described in the section titled “Other Compensation Information - Post-Termination Compensation” on page 39 of this proxy statement.
Special Equity
In February 2021, in recognition of his expanded responsibilities as interim Head of Rideshare, Mr. Raj received an additional RSU award covering 77,369 shares Class A common stock that vests quarterly over two years beginning on May 20, 2021. Mr. Raj was promoted to Head of Rideshare in August 2021.
In November 2021, upon her promotion to President of Business Affairs, Ms. Sverchek received two RSU awards (“Special RSU Awards”): one RSU award covering 100,325 shares Class A common stock that vests quarterly over four years beginning on February 20, 2022 and another RSU award covering 15,893 shares of our Class A common stock that vests quarterly over one year beginning May 20, 2022. Vesting is conditioned on her continuing to be a service provider. In determining the size and vesting terms of these awards to Ms. Sverchek, the Compensation Committee considered several factors, including her significantly expanded scope in her new role, the vested and unvested status of her current equity awards, and the market data for similarly situated executives at peer companies. No annual equity award is currently expected to be granted to Ms. Sverchek in 2022.

The following table shows the grant date fair values of equity awards granted to our NEOs in 2021. The values our NEOs may realize from these awards depend on our stock price as these awards vest and settle over the vesting period, and may be different than the value below.

	Grant Date Fair Value(1)
	2021 Annual RSU and 2021 Founder RSU Award ($)(2)(3)	2021 Founder PSU Award ($)(4)	Special RSU Award ($)(2)	Total ($)
Logan Green	10,885,432	2,514,750	—	13,400,182
John Zimmer	10,885,432	2,514,750	—	13,400,182
Kristin Sverchek	3,533,502	—	6,538,425	10,071,927
Ashwin Raj	2,312,472	—	4,559,355	6,871,827
Brian Roberts	6,404,964	—	—	6,404,964
(1) Amounts reported represent the grant date fair value of the equity awards calculated in accordance with ASC Topic 718.
(2) The grant date fair value was calculated based on the closing price of our Class A common stock on the date of grant or, if the grant date was not a trading day, the closing price on the last market trading day prior to the date of grant.
(3) Mr. Roberts’s equity treatment modification resulted in remeasurement of accounting expense recognized through the remaining vesting period under GAAP accounting rules. The amount for Mr. Roberts in this column was calculated in accordance with ASC 718 and reflects (a) the $6,895,989 grant date fair value of the RSUs granted in 2021 and (b) a $491,025 benefit to us from incremental modification date fair value of the modified 2019, 2020, and 2021 RSUs. The Company did not otherwise change the material terms of the original grants. See the section titled “CFO Transition – Roberts Transition Arrangements” beginning on page 36 of this proxy statement for additional discussion on the transition and separation compensation payable to Mr. Roberts.
(4) The grant date fair value was $33.53 per share, which was determined using a Monte Carlo simulation model. The Monte Carlo simulation included various assumptions such as the stock price volatility and risk-free interest rate as of the valuation date corresponding to the length of time remaining in the performance period.
2020 PSU Award Achievement
In 2020, each of Mr. Roberts and Ms. Sverchek received PSU awards that would vest only if we attained two consecutive quarters of positive Adjusted EBITDA profitability, calculated consistent with the Company’s definition used in our other SEC disclosures. In November 2021, the Compensation Committee determined that this performance objective was achieved and Mr. Roberts and Ms. Sverchek vested in 100% of their 2020 PSUs on November 20, 2021.
CFO Transition
Roberts Transition Arrangements
As part of Mr. Roberts’ transition and separation, on December 1, 2021, we entered into a separation agreement with him pursuant to which he received a cash payment in the amount of $75,000 in exchange for a release of claims in favor of the Company. In addition, Mr. Roberts entered into a consulting agreement with us (the “Consulting Agreement”) pursuant to which he agreed to provide transition services to us following his departure until June 1, 2022, unless earlier terminated (the “Consulting Term”). In exchange for Mr. Roberts’ services, his outstanding equity awards continue to vest during the Consulting Term in accordance with the original vesting schedule, provided that he remains as a service provider to us. Based on the Consulting Term, the board of directors approved the following modifications to Mr. Roberts’s outstanding awards: (i) continued vesting of 14,627 shares out of the total 117,020 shares associated with his 2021 RSU award, (ii) continued vesting of 40,686 shares out of the total 325,489 shares associated with his 2020 RSU award, and (iii) continued vesting of 18,480 shares out of the total 126,717 shares associated with his 2019 RSU awards, each vesting in accordance with the original vesting schedule. The incremental fair values of the modified awards were calculated to be a $302,925 benefit related to his 2021 RSU award, a $436,154 expense related to his 2020 RSU award, and a $624,254 benefit related to his 2019 RSU awards based the closing price of our Class A on modification date of December 1, 2021 of $38.22 per share. The remaining unvested shares held by Mr. Roberts were forfeited upon termination of his employment with us. Accelerated vesting was not provided.
In addition, subject to Mr. Roberts executing and not revoking an additional release of claims with the Company following the end of the Consulting Term, the post-termination exercise period of all of Mr. Roberts’ stock options, to the extent vested and exercisable at the end of the Consulting Term, will be extended until the original maximum term of such stock options. We believed entering into these arrangements with Mr. Roberts was important to promote a smooth transition of the finance functions from Mr. Roberts to Ms. Paul.
Paul Employment Arrangements
In connection with the appointment of Ms. Paul as our Chief Financial Officer, we entered into an employment letter with her (the “Paul Employment Letter”). The Paul Employment Letter does not have a specific term and provides that Ms. Paul’s employment will be at-will. Under the Paul Employment Letter, Ms. Paul’s annual base salary is $450,000, the same level as our other NEOs.
In addition, pursuant to the Paul Employment Letter, Ms. Paul received a signing bonus of $1,500,000. If prior to the twelve-month anniversary of her start date, Ms. Paul voluntarily terminates her employment with us, her employment is terminated as a result of death or disability or her employment is terminated by us for Cause (as defined in the Severance Plan described below), she will be required to repay a pro rata portion (based upon the number of months actually worked) of the gross amount of the signing bonus to us within ninety (90) days of the end of her employment. The board of directors determined the size and terms of the sign-on bonus after considering such factors as it determined appropriate, including the value of the long-term equity grants Ms. Paul forfeited from her prior employer upon joining our company.
Under the Paul Employment Letter, Ms. Paul received an RSU award with a grant date value of approximately $16,000,000, which award vests as to 1/16th of the total number of RSUs associated with the new hire award on the first quarterly vesting date (set at February 20, May 20, August 20 and November 20 of each year) (“Quarterly Vesting Dates”) that occurs after Ms. Paul completes three (3) months of continuous service and as to 1/16th of the total number of RSUs associated with the new hire award on each Quarterly Vesting Date thereafter, in all cases, subject to Ms. Paul’s continuous service with the Company or its subsidiaries or affiliates from the grant date through the applicable Quarterly Vesting Date. Beginning in fiscal year 2023, Ms. Paul will be eligible to be considered for additional RSU grants based on her continued employment in good standing with the Company, and at the sole discretion of the board of directors.
The Paul Employment Letter also provides that Ms. Paul will be eligible to participate in our Executive Change in Control and Severance Plan (the “Executive Severance Plan”), at the same level as other NEOs who are not Co-Founders. See “Potential Payments Upon Termination or Change of Control” section below for additional discussion.
In addition, Ms. Paul receives reasonable expense assistance for commuting and corporate housing in the San Francisco Bay Area of up to a pre-tax maximum of $200,000 per year in the aggregate. We believe providing this benefit to Ms. Paul was important for recruiting her to our company from outside the San Francisco Bay Area.

Other Compensation Information
Executive Perquisites and Benefits
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. We believe in a simple approach to executive compensation that focuses on conservative base salaries combined with competitive long-term incentive award opportunities. We generally do not provide perquisites or other personal benefits to our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties or to address bona fide safety and security concerns. Consistent with this philosophy, the general health, wellness, and retirement benefits provided to our NEOs are consistent with those provided to other full-time, salaried employees. Our NEOs also are eligible to participate in our employee stock purchase plan on the same terms as our other eligible employees.
We engaged a third-party consulting firm to perform an assessment of security risks to our Co-Founders. As a result of this assessment, we maintain a security program for our Co-Founders pursuant to which we pay for costs related to their personal security, and consider these arrangements to be reasonable, necessary and for the Company’s benefit. The compensation received by Messrs. Green and Zimmer in relation to the security program, as determined under SEC rules, is set forth in the “Summary Compensation Table” on page 43 of this proxy statement.
In addition, beginning in 2022, Ms. Paul is eligible to receive the commuting and corporate housing benefits described in the section titled “CFO Transition – Paul Employment Arrangements” on page 37 of this proxy statement.
Succession Planning
One of the most critical roles of our board of directors is to oversee annual succession planning, executive compensation, and leadership development. The Compensation Committee periodically reviews and discusses with the board of directors and, as the Compensation Committee deems appropriate, the Nominating and Corporate Governance Committee, corporate succession plans for our executive officers. As part of this process, plans for the development, retention, and, if necessary, replacement of our Chief Executive Officer, our President, and our other executive officers are conducted. Successors for key roles in our organization are identified based on our core values, role related skills, individual performance, potential as well as inclusion and diversity. In connection with the process, we also take note of any talent gaps and formulate individualized plans to support ongoing leadership development.
Executive Stock Ownership Guidelines
We maintain stock ownership guidelines establishing a minimum share ownership requirement for our Co-Founders and other executive officers. The stock ownership guidelines provide that our Co-Founders must hold shares of our common stock with a value equal to five times their annual base salary and other executive officers must hold shares of our common stock with a value equal to three times their annual base salary. Our Co-Founders and other executive officers generally will have until the later of March 12, 2024 or, if applicable, five years after the date they are hired or become subject to the guidelines to comply with the minimum stock ownership requirement. Ownership is defined as shares or equivalents owned outright. Unvested RSUs and options for shares of our common stock whether or not vested are not considered owned for this purpose. Compliance is measured annually at the end of our fiscal year (December 31st) based on year-end stock price and then reviewed by the Compensation Committee in the first regularly scheduled Compensation Committee meeting of the subsequent year. Once a covered executive has satisfied the guidelines as of an annual review (such date, the “measurement date”), the executive will be deemed to have continued to satisfy the guideline regardless of subsequent stock price declines, as long as the executive continues to own as of the last day of each future fiscal year the number of shares required to meet the guideline as of the measurement date.
As of December 31, 2021, the ownership of each of our NEOs exceeded the current guidelines.
Insider Trading Policy; Hedging and Pledging Policy
Our board of directors has adopted an Insider Trading Policy in order to take an active role in the prevention of insider trading violations by our executive officers, non-employee directors, employees and other related individuals. In addition to forbidding the trading of securities (of Lyft or otherwise) based on material nonpublic information, the Insider Trading Policy strictly prohibits hedging or pledging of Lyft securities, as well as engaging in any other derivative securities transaction, using Lyft securities as collateral for loans, and holding Lyft securities in margin accounts. We believe the Insider Trading Policy is aligned with current market governance best practices and will continue to monitor industry trends on an ongoing basis.
Clawback Policy
We maintain an Executive Compensation Clawback policy applicable to our current and former executive officers. Our Clawback Policy provides that, in the event that our financial statements filed with the SEC are subject to a material negative restatement as the result of fraud, gross negligence, or intentional misconduct by an executive officer less than three years after the original filing date of such financial statements upon which the executive officer’s incentive compensation was calculated or determined, then we have the right to recover from such executive officer (and/or to cancel, without payment of any consideration whatsoever, to the extent not yet paid or delivered) an amount corresponding to any performance-based compensation (including any cash bonus or equity-based award), which will be the amount that we determine would not have been granted, vested or paid had our financial results as originally reported been equal to our financial results as subsequently restated.
Post-Termination Compensation
Our board of directors has adopted the Executive Severance Plan to provide standardized payments and benefits to the NEOs in the event of certain qualifying terminations, including an involuntary termination of employment without “cause” or a termination with “good reason”. Our Executive Severance Plan does not provide for benefits in the event of a termination for cause, due to death or disability, or for a voluntary termination without good reason. This Executive Severance Plan was developed with input from Pay Governance regarding severance practices at comparable companies and requires a “double-trigger” for the acceleration of any equity awards in connection with a Change in Control. We believe that these provisions support our retention objectives by helping our NEOs and other key employees maintain continued focus and dedication to their responsibilities to maximize stockholder value and maintain executive focus regardless of a potential or actual change of control event.
The 2021 Founder Awards contain the following special rights on termination and change in control:
•In the event of a change in control of the company before the end of the performance period, the PSU award portion of the 2021 Founder Award may be eligible to vest if the change in control results in the achievement of the stock price goal. If the stock price goal was achieved on or prior to the change in control, the PSU award will vest on the Co-Founder PSU Vesting Date (as described above), subject to the Co-Founder’s continued service with us, and further subject to any vesting acceleration under the Executive Severance Plan and the Death/Disability Benefit Policy.

•In the event of an involuntary termination of the Co-Founder on or following the date of achievement of the stock price goal but prior to a change in control, then a portion of the PSU award portion of the 2021 Founder Award will vest on the date of such involuntary termination. The portion that vests will equal the product of (i) the total number of PSUs subject to the award, multiplied by (ii) (A) the total number of completed months between the date of grant and the date of involuntary termination, divided by (B) 36, with the result of (i) times (ii) rounded to the nearest whole share. Involuntary termination means a termination by us without cause, by the Co-Founder for good reason, or due to the Co-Founder’s death or disability (all as provided in the applicable award agreement). An involuntary termination without achievement of the stock price goal does not entitle the Co-Founder to any vesting under this PSU award.
We maintain a Death/Disability Benefit Policy that provides each of our eligible employees, including our NEOs (or their estates, as applicable), certain company-paid health care premiums and accelerated vesting of their time-based equity awards (with aggregate value of accelerated vesting not to exceed $10 million), upon such employee’s death or “disability” subject to the terms and conditions set forth therein.
We also believe that these protections serve our retention objectives by helping our NEOs and other key employees maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company. For more information, see the section titled “Potential Payments Upon Termination or Change in Control” beginning on page 47 of this proxy statement).
Upon his resignation of employment, Mr. Roberts forfeited his right to receive any severance benefits under the Executive Severance Plan and the Death/Disability Benefit Policy. See the section titled “CFO Transition – Roberts Transition Arrangements” beginning on page 36 of this proxy statement for additional discussion on the transition and separation compensation payable to Mr. Roberts.
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain “covered employees” within the meaning of Section 162(m) of the Code to $1 million per individual per year, subject to certain exceptions. Under a transition rule that applies to companies, such as ours, that become subject to Section 162(m) of the Code by reason of becoming publicly held, certain compensation granted during a transition period (and, with respect to RSU awards that are paid out before the end of the transition period) currently is not counted toward the deduction limitations of Section 162(m) of the Code if certain other requirements are met. We currently expect our transition period to expire at our annual meeting of stockholders to be held in 2023, although it could expire earlier in certain circumstances.
We have not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in setting compensation and do not currently have any immediate plans to do so. We may, in our judgment, authorize compensation payments that are not fully tax deductible when we believe that such payments are appropriate to attract and retain executive talent or meet other business objectives.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase our equity securities and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Risk Considerations
The Compensation Committee, in cooperation with its independent compensation consultant and our management team, reviewed our 2021 compensation programs. The Compensation Committee believes that the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on the Company. We have designed our compensation programs to be balanced so that our employees are focused on both short and long-term financial and operational performance. Goals are appropriately set with targets that encourage growth in the business, while doing so in a manner that encourages profitability.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on such review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K (as amended) for the fiscal year ended December 31, 2021.
Respectfully submitted by the members of the compensation committee of the board of directors:
David Lawee (Chair)
Sean Aggarwal
Ariel Cohen
This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Summary Compensation Table
The amounts below represent the compensation awarded to or earned by or paid to our NEOs for the year ended December 31, 2021:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Logan Green	2021	450,000	32,712	13,400,182	26,588	13,909,482
Chief Executive Officer and Co-Founder	2020	418,846	—	—	599,261	1,018,107
	2019	441,346	—	—	360,218	801,564
John Zimmer	2021	450,000	32,712	13,400,182	1,004,776	14,887,670
President and Co-Founder	2020	418,846	—	—	2,065,206	2,484,052
	2019	441,346	—	—	1,571,104	2,012,450
Kristin Sverchek	2021	450,000	32,712	10,071,927	7,210	10,561,849
President of Business Affairs	2020	418,846	—	3,168,168	800	3,587,814
	2019	432,692	—	5,550,192	2,552	5,985,436
Ashwin Raj	2021	445,193	20,596	6,871,827	210	7,337,826
Head of Rideshare
Brian Roberts	2021	420,577	32,712	6,404,964	1,941	6,860,194
Former Chief Financial Officer	2020	418,846	—	10,065,886	864	10,485,596
	2019	441,346	—	9,123,624	2,664	9,567,634
(1)Represents the amount of the one-time cash bonus equal to 105% of the amount of the base salary reduction each NEO had in 2020.
(2)Represents the aggregate grant date fair value of the RSUs and PSUs calculated in accordance with ASC Topic 718. The grant date fair value of the RSUs was calculated based on the closing price of our Class A common stock on the date of grant or, if the grant date was not a trading day, the closing price on the last market trading day prior to the date of grant, and does not take into account any estimated forfeitures related to time-based vesting conditions. The grant date fair value of the PSUs was calculated based on $33.53 per share, which was determined using a Monte Carlo simulation model. The Monte Carlo simulation included various assumptions such as the stock price volatility and risk-free interest rate as of the valuation date corresponding to the length of time remaining in the performance period.
(3)Mr. Roberts’s equity treatment modification resulted in remeasurement of accounting expense recognized through the remaining vesting period under GAAP accounting rules. The Company did not otherwise change the material terms of the original grants. Under GAAP, the modifications of the 2019, 2020, and 2021 RSUs resulted in incremental fair value that is reported in fiscal year 2021. The grant date fair value of the RSUs granted in 2021 was $6,895,989. The incremental fair values of the modified awards impacting fiscal year 2021 were calculated to be a $302,925 benefit to us related to his 2021 RSU award, a $436,154 expense to us related to his 2020 RSU award, and a $624,254 benefit to us related to his 2019 RSU awards based the closing price of our Class A common stock on the modification date of December 1, 2021 of $38.22 per share. See the section titled “CFO Transition – Roberts Transition Arrangements” beginning on page 36 of this proxy statement for additional discussion on the transition and separation compensation payable to Mr. Roberts.
(4)For Mr. Green, (i) the 2021 amount reflects $26,378 in personal security services and $210 in life insurance premiums, (ii) the 2020 amount reflects $598,726 in personal security services, $325 in ride credits for use on the Lyft platform, and $210 in life insurance premiums, (iii) the 2019 amount reflects $357,597 in personal security services and $2,621 in ride credits for use on the Lyft platform. For Mr. Zimmer, (i) the 2021 amount reflects $1,004,566 in personal security services and $210 in life insurance premiums, (ii) the 2020 amount reflects $2,064,823 in personal security services, $173 in ride credits for use on the Lyft platform, and $210 in life insurance premiums, (iii) the 2019 amount reflects $1,569,567 in personal security services and $1,537 in ride credits for use on the Lyft platform. For Ms. Sverchek, (i) the 2021 amount reflects $7,000 in personal security services and $210 in life insurance premiums, (ii) the 2020 amount reflects $590 in ride credits for use on the Lyft platform, and $210 in life insurance premiums, and (iii) the 2019 amount reflects ride credits for use on the Lyft platform. For Mr. Raj, the amount reflects life insurance premiums. For Mr. Roberts, (i) the 2021 amount reflects $1,731 relating to wages as part of Mr. Roberts’s final paycheck, and $210 in life insurance premiums, (ii) the 2020 amount reflects $604 in ride credits for use on the Lyft platform, $50 in a recognition bonus, and $210 in life insurance premiums, (iii) the 2019 amount reflects ride credits for use on the Lyft platform.

Grants of Plan-Based Awards in 2021
The following table sets forth information regarding the equity awards granted to our NEOs during the year ended December 31, 2021:

		Stock Awards
Name	Grant Date(1)	Type of Award(2)	Number of Units (#)	Grant Date Fair Value ($)(3)(4)
Logan Green	2/21/21	RSU	184,718	10,885,432
	2/21/21	PSU	75,000	2,514,750
John Zimmer	2/21/21	RSU	184,718	10,885,432
	2/21/21	PSU	75,000	2,514,750
Kristin Sverchek	2/21/21	RSU	59,961	3,533,502
	11/9/21	RSU	15,893	894,140
	11/9/21	RSU	100,325	5,644,285
Ashwin Raj	2/21/21	RSU	77,369	4,559,355
	2/21/21	RSU	39,241	2,312,472
Brian Roberts	2/21/21	RSU	117,020	6,404,964
(1)Each of the equity awards was granted pursuant to our 2019 Equity Incentive Plan.
(2)The RSUs will vest upon the satisfaction of a time-based condition before the award’s expiration date. If the stock price goal is achieved during the applicable performance period, the PSUs will vest 100% on the last day of the performance period or, if later, the next quarterly vesting date following the date the Compensation Committee determines the stock price goal was met, subject to the Co-Founder’s continued service with us through the quarterly vesting date. The quarterly vesting dates are February 20, May 20, August 20, and November 20.
(3)Amounts reported represent the grant date fair value of the equity awards calculated in accordance with ASC Topic 718. The grant date fair value of the RSUs was calculated based on the closing price of our Class A common stock on the date of grant or, if the grant date was not a trading day, the closing price on the last market trading day prior to the date of grant, and does not take into account any estimated forfeitures related to time-based vesting conditions. The grant date fair of the PSUs was calculated based on $33.53 per share, which was determined using a Monte Carlo simulation model. The Monte Carlo simulation included various assumptions such as the stock price volatility and risk-free interest rate as of the valuation date corresponding to the length of time remaining in the performance period.
(4)Mr. Roberts’s equity treatment modification resulted in remeasurement of accounting expense recognized through the remaining vesting period under GAAP accounting rules. The Company did not otherwise change the material terms of the original grants. The amount in this column for Mr. Roberts was calculated in accordance with ASC 718 and reflects (a) the $6,895,989 grant date fair value of the RSUs granted in 2021 and (b) a $491,025 benefit to us from incremental modification date fair value of the modified 2019, 2020, and 2021 RSUs. See the section titled “CFO Transition – Roberts Transition Arrangements” beginning on page 36 of this proxy statement for additional discussion on the transition and separation compensation payable to Mr. Roberts.

Outstanding Equity Awards at 2021 Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2021:

			Option Awards (1)			Stock Awards(4)
Name	Grant Date		Number of Shares Underlying Options Exercisable (#)	Option Exercise Price($) (2)	Option Expiration Date (3)	Number of Shares or Units that Have Not Vested(#)	Market Value of Shares or Units That Have Not Vested ($) (5)
Logan Green	2/21/2021	(6)(7)	—	—	—	75,000	3,204,750
	2/21/2021	(6)(8)	—	—	—	138,538	5,919,729
John Zimmer	2/21/2021	(6)(7)	—	—	—	75,000	3,204,750
	2/21/2021	(6)(8)	—	—	—	138,538	5,919,729
Kristin Sverchek	2/13/2013		98,628	0.51	2/12/2023	—	—
	3/27/2019	(6)(9)	—	—	—	3,168	135,369
	3/27/2019	(6)(10)	—	—	—	20,129	860,112
	4/7/2020	(6)(11)	—	—	—	53,400	2,281,782
	2/21/2021	(6)(12)	—	—	—	48,718	2,081,720
	11/9/2021	(6)(13)	—	—	—	100,325	4,286,887
	11/9/2021	(6)(14)	—	—	—	15,893	679,108
Ashwin Raj	3/27/2019	(6)(10)	—	—	—	19,799	846,011
	4/6/2020	(6)(11)	—	—	—	19,472	832,039
	2/21/2021	(6)(15)	—	—	—	48,356	2,066,252
	2/21/2021	(6)(16)	—	—	—	15,696	670,690
Brian Roberts	10/16/2014		249,263	3.23	10/15/2024	—	—
	12/5/2014		201,485	3.23	12/4/2024	—	—
	3/27/2019	(9)	—	—	—	5,280	225,614
	3/27/2019	(17)	—	—	—	13,200	564,036
	4/7/2020	(18)	—	—	—	40,686	1,738,513
	2/21/2021	(12)	—	—	—	14,627	625,012
(1)Each of the outstanding option awards listed in the table above was granted pursuant to our 2008 Plan.
(2)This column represents the grant date fair value of a share of our Class A common stock, as determined by our board of directors.
(3)Each option expiration date is the date 10 years after the grant date, with earlier expiration in the event of termination of service.
(4)As further described in the footnotes below, the RSUs granted in March 2019 were subject to two vesting conditions: a time-based condition and a performance-based condition before the award’s expiration date. The performance-based condition was satisfied on the effective date of our registration statement in connection with our IPO.
(5)The market price for our Class A common stock is based upon the market price of $42.73 per share, which is Lyft's price at the close of market on December 31, 2021.
(6)Subject to vesting acceleration under certain circumstances as described under “Potential Payments upon Termination or Change in Control” on page 47 of this proxy statement.
(7)If the performance condition (a price per share of $100 or more that has been maintained for any 60 consecutive trading-day period during the performance period of 3 years) is achieved, 100% of the RSUs subject to this award will vest on the first quarterly vesting date (set at February 20, May 20, August 20 and November 20 of each year) on or after the later of (i) the first date the Compensation Committee approves the achievement of the performance condition and (ii) the end of the performance period, subject to the NEO’s continuing to be a service provider with us through the vesting date.

(8)The time-based vesting condition is satisfied as to 1/12th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2021, and as to an additional 1/12th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the NEO’s continued service with us through each vesting date.
(9)The time-based vesting condition is satisfied as to 1/4th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2021, and as to an additional 1/4th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the NEO’s continued service with us through each vesting date.
(10)The time-based vesting condition is satisfied as to 1/16th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2019, and as to an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the NEO's continued service with us through each vesting date.
(11)The time-based vesting condition is satisfied as to 1/16th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2020, and as to an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the NEO’s continued service with us through each vesting date.
(12)The time-based vesting condition is satisfied as to 1/16th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2021, and as to an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the NEO’s continued service with us through each vesting date.
(13)The time-based vesting condition is satisfied as to 1/16th of the total number of shares of our Class A common stock underlying the RSUs on February 20, 2022, and as to an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to Ms. Sverchek's continued service with us through each vesting date.
(14)The time-based vesting condition is satisfied as to 1/4th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2022, and as to an additional 1/4th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to Ms. Sverchek’s continued service with us through each vesting date.
(15)The time-based vesting condition is satisfied as to 1/8th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2021, and as to an additional 1/8th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to Mr. Raj’s continued service with us through each vesting date.
(16)The time-based vesting condition is satisfied as to 1/5th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2021, and as to an additional 1/5th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to Mr. Raj’s continued service with us through each vesting date.
(17)The time-based vesting condition is satisfied as to 1/8th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2020, and as to an additional 1/8th of the total number of shares of our Class A common stock underlying the RSUs on each of August 20, 2020, November 20, 2020 and February 20, 2021. Then, 1/16th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to Mr. Roberts’ continued service with us through each vesting date.
(18)The time-based vesting condition is satisfied as to 1/16th of the total number of shares of our Class A common stock underlying the RSUs on February 20, 2021, and as to an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to Mr. Roberts' continued service with us through each vesting date.

Option Exercises and Stock Vested in 2021
The following table sets forth information regarding options exercised and stock awards vested for the NEOs during the year ended December 31, 2021:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Logan Green	—	—	279,430	14,427,223
John Zimmer	—	—	279,430	14,427,223
Kristin Sverchek	25,000	1,420,750	81,125	4,015,735
Ashwin Raj	—	—	90,533	4,570,240
Brian Roberts	—	—	193,235	9,675,553
(1)The value realized upon exercise of stock options is calculated by subtracting the stock option exercise price from the fair market value on the exercise date, and multiplying the difference by the number of shares.
(2)The value realized upon vesting of RSUs and PSUs is calculated by multiplying the number of shares vested by the closing price of our Class A common stock on the vesting date (or, in the event the vesting date occurs on a holiday or weekend, the closing price of our Class A common stock on the immediately preceding trading day).
Potential Payments Upon Termination or Change in Control
Executive Change in Control and Severance Plan
We maintain an Executive Severance Plan pursuant to which our NEOs and certain other key employees are eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Executive Severance Plan.
All of our NEOs signed a participation agreement under our Executive Severance Plan providing for the rights to the applicable payments and benefits described below.
In the event of an “involuntary termination” of the employment of an NEO, which generally includes a termination of employment by the NEO for “good reason” or by us for a reason other than “cause,” death or “disability” (as such terms are defined in our Executive Severance Plan), that occurs outside the change in control period (as described below), then the NEO will be entitled to the following payments and benefits:

Item	CEO / President	All other NEOs
Cash Severance and Benefits (lump sum)	• Salary: 1.0x (12 months) • Bonus: Prorated for termination year • Benefits: 12 months company-paid COBRA	• Salary: 0.5x (6 months) • Bonus: Prorated for termination year • Benefits: 6 months company-paid COBRA
If such involuntary termination occurs within a period beginning three months prior to and ending 12 months following a “change in control” (as defined in our Executive Severance Plan) (such period, the “change in control period”), then the NEO will be entitled to the following payments and benefits:

Item	CEO / President	All other NEOs
Cash Severance and Benefits (lump sum)	• Salary: 1.5x (18 months) • Bonus: Prorated for termination year • Benefits: 18 months company-paid COBRA	• Salary: 1.0x (12 months) • Bonus: Prorated for termination year • Benefits: 12 months company-paid COBRA
Treatment of Unvested Equity	• Time-based equity: 100% acceleration of unvested equity • Performance-based equity: 100% acceleration at target	• Time-based equity: 100% acceleration of unvested equity • Performance-based equity: 100% acceleration at target
The receipt of the payments and benefits provided for under the Executive Severance Plan described above is conditioned on the NEO signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the 60th day following the NEO’s involuntary termination of employment, as well as compliance with certain non-solicitation and non-disparagement provisions during the period that is 12 months following the NEO’s termination of employment and continued compliance with the invention assignment and confidentiality agreement applicable to the NEO.
If any of the payments or benefits provided for under the Executive Severance Plan or otherwise payable to the NEO would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the NEO will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. The Executive Severance Plan does not require us to provide any tax gross-up payments to the NEOs.
The 2021 Founder Awards contain the following special rights upon termination and change in control as described in the section titled “Other Compensation Information - Post-Termination Compensation” on page 39 of this proxy statement.
Death/Disability Benefits Policy
Under our Death/Disability Benefit Policy, our employees, including our NEOs, are eligible to receive certain health care premium payments and equity vesting acceleration benefits following an employee’s termination of employment due to that employee’s death or “disability” (as defined therein) (in either case, a “Qualifying Termination”). Upon an employee’s Qualifying Termination, the employee will be entitled to the following benefits, subject to the employee’s timely execution and non-revocation of a release of claims in a form provided by us:
•Up to 24 months of COBRA premium payment for continued group health plan coverage for the employee and any spouse and/or eligible dependents of the employee (“Family Members”), if the employee, and/or that employee’s Family Members has or have coverage under a group health plan sponsored by us on the date of the employee’s Qualifying Termination; and
•24 months accelerated vesting of each of such employee’s then-outstanding equity awards that vest based solely on the satisfaction of time-based vesting conditions (including equity awards that became subject to only time-based vesting conditions following the achievement of one or more performance goals). However, the aggregate value of the equity awards that may vest, and if applicable, become fully exercisable under this Policy may not exceed $10 million.

Roberts Transition Arrangements
In connection with Mr. Roberts’s resignation of employment on December 1, 2021, Mr. Roberts forfeited his right to participate in the Executive Severance Plan and Death/Disability Benefit Policy. In the event that Mr. Roberts’ transition services terminated or there was a change in control on December 31, 2021, he would not be entitled to any rights. See “CFO Transition – Roberts Transition Arrangements” section beginning on page 36 of this proxy statement for additional detail regarding the separation and post-termination consulting arrangements for Mr. Roberts.
The following table sets forth information regarding potential payments that would have been provided to each of our NEOs who were employed with us as of December 31, 2021 under each of the circumstances specified below if he or she had terminated employment with Lyft effective December 31, 2021:

	Qualifying Termination Not in Connection with a Change of Control ($)
Name	Base Salary Component	COBRA/Benefits Component	Value of Accelerated Equity Awards	Total
Logan Green	450,000	25,378	—	475,378
John Zimmer	450,000	27,520	—	477,520
Kristin Sverchek	225,000	8,074	—	233,074
Ashwin Raj	225,000	13,760	—	238,760

	Termination Due to Death or Disability ($)
Name	Base Salary Component	COBRA/Benefits Component	Value of Accelerated Equity Awards(1)	Total
Logan Green	—	50,576	8,466,736	8,517,492
John Zimmer	—	55,039	8,466,736	8,521,775
Kristin Sverchek	—	32,297	7,127,407	7,159,704
Ashwin Raj	—	55,039	4,322,567	4,377,606

(1) The values of accelerated equity based on the stock price of $42.73, the closing price of a share of our Class A common stock on December 31, 2021.

	Qualifying Termination in Connection with a Change of Control ($)
Name	Base Salary Component	COBRA/Benefits Component	Value of Accelerated Equity Awards(1)	Total
Logan Green	675,000	38,067	9,124,479	9,837,546
John Zimmer	675,000	41,279	9,124,479	9,840,758
Kristin Sverchek	450,000	16,149	10,324,978	10,791,127
Ashwin Raj	450,000	27,520	4,414,992	4,892,512

(1) The values of accelerated equity based on the stock price of $42.73, the closing price of a share of our Class A common stock on December 31, 2021.

CEO Pay Ratio Disclosure
In accordance with SEC rules, we are reporting our CEO pay ratio. As set forth in the “Summary Compensation Table” on page 43 of this proxy statement, Mr. Green’s annual total compensation for fiscal 2021 was $13,909,482. Annual total compensation of the median employee was $167,683, resulting in a CEO pay ratio of approximately 83:1.
The SEC rules for identifying the median employee and calculating the CEO pay ratio do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may apply reasonable assumptions and estimates that are different from those used by us. Therefore, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
Our CEO pay ratio is based on the following methodology:
•Analyzed all of Lyft’s employees, and excluded contractors, other non-employees, and the CEO, as of December 31, 2021.
•To determine the median employee, used actual base salary, actual bonus including one-time cash payments and the grant date fair value of equity awards granted during fiscal 2021.
•After identifying the median employee, calculated annual total compensation of the median employee using the same methodology that was used for our NEOs, as set forth in the “Summary Compensation Table” on page 43 of this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2021. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	18,220,536	(2)	$4.79	(3)	82,426,987	(4)
(1)Includes the 2008 Equity Incentive Plan (“2008 Plan”), the 2018 Equity Incentive Plan (“2018 Plan”), the 2019 Equity Incentive Plan (“2019 Plan”) and the 2019 Employee Stock Purchase Plan (“ESPP”). The 2008 Plan was terminated effective June 2018 and the 2018 Plan was terminated effective March 2019.
(2)Includes 18,220,536 shares subject to options, RSUs and PSUs that were outstanding as of December 31, 2021 that were issued under the 2008 Plan, the 2018 Plan and the 2019 Plan.
(3)RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(4)As of December 31, 2021, an aggregate of 82,426,987 shares of common stock were available for issuance under the 2019 Plan and ESPP. The 2019 Plan provides that on the first day of each year beginning on January 1, 2020, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 35,000,000 shares, (ii) 5% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. The ESPP provides that on the first day of each year beginning January 1, 2020, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 7,000,000 shares, (ii) 1% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. On January 1, 2022, the number of shares of Class A common stock available for issuance under the 2019 Plan and the ESPP increased by 17,246,911 shares and 3,449,382 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2022 for:
•each of our directors;
•each of our named executive officers;
•all of our current directors and executive officers as a group; and
•each person or group known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 339,958,214 shares of our Class A common stock and 8,602,629 shares of our Class B common stock outstanding as of March 31, 2022. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2022 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2022 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Lyft, Inc., 185 Berry St., Suite 5000, San Francisco, California 94107. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Amount and nature of beneficial ownership				Total Voting Power
	Class A shares	%	Class B shares	%
Logan Green (1)	74,879	*	5,442,102	63.3	21.3%
John Zimmer (2)	1,036,041	*	3,160,527	36.7	12.5%
Elaine Paul (3)	24,397	*	—	—	*
Ashwin Raj (4)	142,976	*	—	—	*
Kristin Sverchek (5)	161,475	*	—	—	*
Sean Aggarwal (6)	1,373,291	*	—	—	*
Ariel Cohen (7)	5,103	*	—	—	*
Valerie Jarrett (8)	16,053	*	—	—	*
David Lawee (9)	5,582	*	—	—	*
Ann Miura-Ko (10)	58,894	*	—	—	*
David Risher (11)	3,968	*	—	—	*
Maggie Wilderotter (12)	22,377	*	—	—	*
Brian Roberts (13)	1,061,451	*	—	—	*
All current executive officers and directors as a group (12 persons) (14)	2,925,036	*	8,602,629	100	34.2%
Greater than 5% stockholders
Entities affiliated with Fidelity (15)	49,840,099	14.7	—	—	9.7%
Entities affiliated with JPMorgan Chase & Co. (16)	34,753,333	10.2	—	—	6.8%
Entities affiliated with Rakuten (17)	31,402,023	9.2	—	—	6.1%
Entities affiliated with The Vanguard Group (18)	24,945,074	7.3	—	—	4.9%
Entities affiliated with BlackRock(19)	17,958,356	5.3	—	—	3.5%
________________________________________________________________________
†The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
#    Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to twenty votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.
•Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)Consists of (i) 32,432 shares of Class A common stock held by Mr. Green; (ii) 1,627,851 shares of Class B common stock held by Mr. Green; (iii) 2,776,707 shares of Class B common stock held by El Trust dated August 3, 2015, for which Mr. Green and Mr. Green’s spouse serves as co-trustees; (iv) 1,037,544 shares of Class B common stock held by The Green 2014 Irrevocable Trust dated June 12, 2014, for which Mr. Zimmer serves as trustee; and (v) 42,447 shares of Class A common stock issuable to Mr. Green upon the vesting of restricted stock units within 60 days of March 31, 2022.
(2)Consists of (i) 993,594 shares of Class A common stock held by Mr. Zimmer; (ii) 1,750,302 shares of Class B common stock held by Mr. Zimmer; (iii) 909,605 shares of Class B common stock held by The Zimmer 2014 Irrevocable Trust dated June 16, 2014, for which Mr. Green serves as trustee; (iv) 500,620 shares of Class B common stock held by The John Zimmer Living Trust dated July 30, 2015, for which Mr. Zimmer serves as trustee; and (v) 42,447 shares of Class A common stock issuable to Mr. Zimmer upon the vesting of restricted stock units within 60 days of March 31, 2022.
(3)Consists of 24,397 shares of Class A common stock issuable to Ms. Paul upon the vesting of restricted stock units within 60 days of March 31, 2022.

(4)Consists of (i) 111,421 shares of Class A common stock held by Mr. Raj; and (ii) 31,555 shares of Class A common stock issuable to Mr. Raj upon the vesting of restricted stock units within 60 days of March 31, 2022.
(5)Consists of (i) 7,548 shares of Class A common stock held by Ms. Sverchek; (ii) 83,350 shares of Class A common stock held by the Thomas and Kristin Sverchek Revocable Trust, for which Ms. Sverchek and Ms. Sverchek’s spouse serve as co-trustees; (iii) 23,949 shares of Class A common stock issuable to Ms. Sverchek upon the vesting of restricted stock units within 60 days of March 31, 2022; and (iv) 46,628 shares of Class A common stock subject to outstanding stock options that are exercisable by Ms. Sverchek within 60 days of March 31, 2022.
(6)Consists of (i) 15,261 shares of Class A common stock held by Mr. Aggarwal; (ii) 874,369 shares of Class A common stock held by Aggarwal Lee Family Trust, for which Mr. Aggarwal and Mr. Aggarwal’s spouse serve as co-trustees; (iii) 282,556 shares of Class A common stock held by the Aggarwal Lee Children’s Trust dated March 28, 2016, for which Mr. Aggarwal and Mr. Aggarwal’s spouse serve as co-trustees; (iv) 200,000 shares of Class A common stock held by Aggarwal Lee Dynasty Trust dtd April 18, 2016, for which Mr. Aggarwal and Mr. Aggarwal’s spouse serve as co-trustees; and (v) 1,105 shares of Class A common stock issuable to Mr. Aggarwal upon the vesting of restricted stock units within 60 days of March 31, 2022.
(7)Consists of (i) 3,998 shares of Class A common stock held by Mr. Cohen; and (ii) 1,105 shares of Class A common stock issuable to Mr. Cohen upon the vesting of restricted stock units within 60 days of March 31, 2022.
(8)Consists of (i) 3,777 shares of Class A common stock held by Ms. Jarrett; (ii) 11,171 shares of Class A common stock held by Valerie J Jarrett Revocable Trust dated July 18, 2017, for which Ms. Jarrett serves as trustee; and (iii) 1,105 shares of Class A common stock issuable to Ms. Jarrett upon the vesting of restricted stock units within 60 days of March 31, 2022.
(9)Consists of (i) 4,477 shares of Class A common stock held by Mr. Lawee; and (ii) 1,105 shares of Class A common stock issuable to Mr. Lawee upon the vesting of restricted stock units within 60 days of March 31, 2022.
(10)Consists of (i) 12,434 shares of Class A common stock held by Dr. Miura-Ko; (ii) 45,355 shares of Class A common stock held by The Ko Family Trust dated January 28, 2011, for which Dr. Miura-Ko and Dr. Miura-Ko’s spouse serve as co-trustees; and (iii) 1,105 shares of Class A common stock issuable to Dr. Miura-Ko upon the vesting of restricted units within 60 days of March 31, 2022.
(11)Consists of (i) 2,646 shares of Class A common stock held by Mr. Risher; and (ii) 1,322 shares of Class A common stock issuable to Mr. Risher upon the vesting of restricted stock units within 60 days of March 31, 2022.
(12)Consists of (i) 20,958 shares of Class A common stock held by Ms. Wilderotter; and (ii) 1,419 shares of Class A common stock issuable to Ms. Wilderotter upon the vesting of restricted stock units within 60 days of March 31, 2022.

(13)Mr. Roberts left the Company in December 2021. To the Company's knowledge, as of March 31, 2022, the report shares consist of (i) 562,576 shares of Class A common stock held by Mr. Roberts; (ii) 13,870 shares of Class A common stock held by the Brian K. Roberts & Ann M. Roberts Revocable Trust dated November 27, 2006, for which Mr. Roberts and Mr. Roberts’ spouse serve as co-trustees; (iii) 34,257 shares of Class A common stock issuable to Mr. Roberts upon the vesting of restricted stock units within 60 days of March 31, 2022; and (iv) 450,748 shares of Class A common stock subject to outstanding stock options that are exercisable by Mr. Roberts within 60 days of March 31, 2022.
(14)Consists of (i) 2,705,347 shares of Class A common stock beneficially owned by our current executive officers and directors; (ii) 8,602,629 shares of Class B common stock beneficially owned by our Co-Founders; (iii) 173,061 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of March 31, 2022; and (iv) 46,628 shares of Class A common stock subject to outstanding stock options that are exercisable within 60 days of March 31, 2022.
(15)Based solely on a Schedule 13G/A filed with the SEC on February 9, 2022, reporting beneficial ownership with respect to 49,840,099 shares of Class A common stock. The Schedule 13G/A reported sole voting power with respect to 7,148,960 shares of Class A common stock and sole dispositive power with respect to 49,840,099 shares of Class A common stock by FMR LLC, sole dispositive power with respect to 49,840,099 shares by Abigail P. Johnson, and sole voting power with respect to 19,901,732 shares of Class A common stock by Fidelity Blue Chip Growth Fund. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (the “Fidelity Funds”), advised by Fidelity Management & Research Company (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(16)Based solely on a Schedule 13G/A filed with the SEC on March 9, 2022, reporting sole voting power with respect to 32,276,733 shares of Class A common stock, shared voting power with respect to 735,479 shares of Class A common stock, sole dispositive power with respect to 34,151,692 shares of Class A common stock, and shared dispositive power with respect to 598,271 shares of Class A common stock. The address for JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.
(17)Based solely on a Schedule 13G/A filed with the SEC on February 10, 2022, reporting beneficial ownership with respect to 31,402,023 shares of Class A common stock. The Schedule 13G/A reported sole voting and dispositive power with respect to 31,402,023 shares of Class A common stock by Rakuten Group, Inc. and Hiroshi Mikitani, and shared voting and dispositive power with respect to 31,402,023 shares of Class A common stock by Liberty Holdco Ltd. The address for each of these persons and entities is 1-14-1, Tamagawa, Setagaya-ku, Tokyo, Japan 158-0094.
(18)Based solely on a Schedule 13G/A filed with the SEC on February 10, 2022, reporting shared voting power with respective to 269,897 shares of Class A common stock, sole dispositive power with respect to 24,330,311 shares of Class A common stock and shared dispositive power with respect to 614,763 shares of Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
(19)Based solely on a Schedule 13G filed with the SEC on February 4, 2022, reporting sole voting power with respect to 14,977,381 shares of Class A common stock and sole dispositive power with respect to 17,958,356 shares of Class A common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Transactions with Entities Affiliated with Rakuten
Entities affiliated with Rakuten currently hold more than 5% of our outstanding Class A common stock. During the year ended December 31, 2021, we purchased certain marketing services in the amount of $0.6 million from Rakuten Intelligence and Rakuten Marketing.
Transactions with Entities Affiliated with JPMorgan
Entities affiliated with JPMorgan Chase & Co. (“JPMorgan”) currently hold more than 5% of our outstanding Class A common stock. During the year ended December 31, 2021, we received from JPMorgan $0.5 million in interest income and $0.1 million in connection with commercial card rebates. During the year ended December 31, 2021, we incurred JPMorgan aggregate fees in the amount of $35.8 million in connection with that certain Card Benefit and Marketing Agreement and $0.3 million in connection with various investment and commercial banking activities.
Transactions with Entities Affiliated with BlackRock
Entities affiliated with BlackRock, Inc. (“BlackRock”) currently hold more than 5% of our outstanding Class A common stock. BlackRock manages our investment portfolio based on a risk portfolio defined by us and takes action on our investments at our direction and in 2021, we paid BlackRock $0.7 million in fees based on the amounts invested.
Policies and Procedures for Related Person Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.
In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction would affect the independence of any director, (ii) whether the transaction is on terms that reflect an arms-length transaction and (iii) the extent of the related person’s interest in the transaction. The policy deems certain transactions not to require audit committee approval, including (i) certain compensation arrangements of executive officers, (ii) certain director compensation arrangements, (iii) transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10%

equity interest of that company, (iv) charitable contributions, grants, endowments or pledges by us to a charitable organization, foundation or university where the related person’s only relationship is as an employee (other than an executive officer) or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts, (v) any transaction available to all U.S. employees generally, and (vi) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

OTHER MATTERS
Note About Forward-Looking Statements
Various statements in this proxy statement, including estimates, projections, objectives and expected results, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are generally identified by the words “believe,” “expect,” “anticipate,” “intend,” “opportunity,” “plan,” “project,” “will,” “should,” “could,” “would,” “likely” and similar expressions and include statements about our strategies, markets, business and opportunities. Forward-looking statements in this proxy statement also include Lyft’s expectations regarding our platform, autonomous vehicles, the COVID-19 pandemic and recovery, and our profitability, long-term growth and overall future prospects. Forward-looking statements are based on current assumptions that are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements, including the risks and uncertainties discussed in Item 1A – Risk Factors of the Form 10-K/A for the fiscal year ended December 31, 2021 included in the Annual Report provided with our proxy materials as well as our other filings with the Securities and Exchange Commission, and with respect to Lyft maintaining Adjusted EBITDA profitability in 2022 and the continued COVID-19 recovery. We can provide no assurances that we will achieve or maintain Adjusted EBITDA profitability in the future, on a quarterly or annual basis, or that we will ever achieve profitability on a GAAP basis. We undertake no obligation to update or revise publicly any forward-looking statements.
Fiscal Year 2021 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2021 are included in our Annual Report on Form 10-K/A, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investor.lyft.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Lyft, Inc., Attention: Investor Relations, 185 Berry St., Suite 5000, San Francisco, California 94107.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California
April 29, 2022

LYFT, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
51 MERCEDES WAY
EDGEWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 15, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LYFT2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 15, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D80856-P66859 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

LYFT, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Prashant (Sean) Aggarwal
02) Ariel Cohen
03) Mary Agnes (Maggie) Wilderotter

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote AGAINST proposal 4.

	For	Against	Abstain
4. To approve a stockholder proposal regarding a report disclosing certain lobbying expenditures and activities, if properly presented at the meeting	☐	☐	☐

NOTE: In their discretion, the proxyholders will vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

D80857-P66859

LYFT, INC.
Annual Meeting of Stockholders
June 16, 2022 1:30 p.m. PDT
This proxy is solicited by the Board of Directors

The stockholder(s) of Lyft, Inc. hereby appoint(s) Elaine Paul and Lindsay Llewellyn, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Lyft, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 p.m. PDT on June 16, 2022 and any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held virtually at: www.virtualshareholdermeeting.com/LYFT2022. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the question and answer section under the heading "What do I need to do to attend the Annual Meeting?".

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side